Exhibit 2.1

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk (***), has been filed separately with the Securities and Exchange Commission.

PURCHASE AND SALE AGREEMENT

by and among

TPS TEJAS GP, LLC

TPS TEJAS LP, LLC

as the Sellers

and

FRONTERA GENERATION GP, INC.

CENTRICA US HOLDINGS INC.

as the Purchasers

Dated as of December 1, 2004

Purchase and Sale Agreement

- i -	Purchase and Sale Agreement

(continued)

- ii -	Purchase and Sale Agreement

(continued)

- iii -	Purchase and Sale Agreement

(continued)

- iv -	Purchase and Sale Agreement

EXHIBITS AND SCHEDULES

Item	Description

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Assignment and Assumption Agreement (Excluded Assets and Liabilities)

Exhibit C	Form of Purchasers’ Guaranty

Exhibit D	Form of Sellers’ Guaranty

Exhibit E	Intentionally Omitted

Exhibit F	Form of Seller Officer Certificate

Exhibit G	Intentionally Omitted

Exhibit H	Form of Certificates of Incumbency of Seller and Sellers’ Guarantor

Exhibit I	Form of Termination Agreement

Exhibit J	Form of Purchaser Officer Certificate

Exhibit K	Intentionally Omitted

Exhibit L	Form of Certificates of Incumbency of Purchaser and Purchasers’ Guarantor

Exhibit M	Form of Assignment Agreement

Schedule A	Partnership Interests

Schedule 1.1A-1	Persons With Sellers’ Knowledge

Schedule 1.1A-2	Persons With Purchasers’ Knowledge

Schedule 1.1B	Permitted Encumbrances

Schedule 1.1C	Purchasers’ Required Consents

Schedule 1.1D	Purchasers’ Required Regulatory Approvals

Schedule 1.1E	Sellers’ Required Consents

Schedule 1.1F	Sellers’ Required Regulatory Approvals

Schedule 3.3	September 30 Adjusted Net Working Capital Calculation

Schedule 3.6	Purchase Price Allocation

Schedule 4.8	Litigation

Schedule 4.9	Material Facility Contracts

Schedule 4.9(b)	Exceptions to Effectiveness of Material Facility Contracts

- v -	Purchase and Sale Agreement

Schedule 4.9(c)	Exceptions to No Breaches of Material Facility Contracts

Schedule 4.10	Personal Property

Schedule 4.10(a)	Inventory

Schedule 4.10(b)	Personal Property Used but not Owned

Schedule 4.11	Owned Real Property

Schedule 4.12	Undisclosed Liabilities

Schedule 4.13	Intellectual Property of the Company

Schedule 4.15	Environmental Matters

Schedule 4.15(a)	Environmental Permits

Schedule 4.16	Tax Matters

Schedule 4.17(b)	Facility Employees

Schedule 4.17(c)	Employee Matters

Schedule 4.17(d)	Benefit Plans

Schedule 4.19	Frontera Generation Limited Partnership Balance Sheet – September 30, 2004

Schedule 4.20	Facility Insurance Policies

Schedule 4.22	Company Bank Accounts

Schedule 4.25	Absence of Changes

Schedule 6.4	Exceptions to Conduct Pending Closing

Schedule 6.14	Excluded Assets

Schedule 6.15	Excluded Liabilities

Schedule 6.18	Seller Guaranties

Schedule 6.19	CT1 Outage Parts and Services

Schedule 6.23	Performance Test Criteria

Schedule 6.24	Assigned Contracts

Schedule 6.25	Terminated Contracts

Schedule 8.12	TES Contracts

- vi -	Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of December 1, 2004, is made and entered into by and among TPS TEJAS GP, LLC, a Delaware limited liability company (the “Seller GP” or a “Seller”), TPS TEJAS LP, LLC, a Delaware limited liability company (the “Seller LP” or a “Seller” and, together with the Seller GP, collectively the “Sellers”) on the one hand, and FRONTERA GENERATION GP, INC., a Delaware corporation (the “Purchaser GP” or a “Purchaser”), and CENTRICA US HOLDINGS INC. a Delaware corporation (the “Purchaser LP” or a “Purchaser”, and together with the Purchaser GP, collectively the “Purchasers”) on the other hand.

RECITALS

A. Frontera Generation Limited Partnership, a Delaware limited partnership (the “Company”), owns the Facility (as defined in Section 1.1).

B. Seller GP owns a 1.0% general partner interest (the “GP Interest”) in the Company, and Seller LP owns a 99.0% limited partner interest in the Company (the “LP Interest” and, together with the GP Interest, the “Partnership Interests”).

C. Sellers desire to sell to the Purchasers, and Purchasers desire to purchase and acquire from Sellers, all of the Partnership Interests, on the terms and subject to the conditions hereinafter set forth.

D. Sellers and Purchasers are entering into this Agreement to evidence their respective duties, obligations, and responsibilities in respect of the purchase and sale of the Partnership Interests as contemplated herein (the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

“Acceptable Differential” has the meaning set forth in Section 3.3(b)(v)(A).

“Adjusted Net Working Capital” means the amount (expressed as a positive or negative number) equal to (x) the total current assets of the Company, excluding any Excluded Assets and Inventory, minus (y) the total current liabilities of the Company, excluding any Excluded Liabilities.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“Adjustment Sections” has the meaning set forth in Section 3.3.

- 1 -	Purchase and Sale Agreement

“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

“Agents” has the meaning set forth in Section 5.12.

“Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

“Ancillary Agreements” means (i) Purchasers’ Guaranty; (ii) Sellers’ Guaranty; (iii) the Assignment and Assumption Agreement; (iv) the Assignment and Assumption Agreement (Excluded Assets and Liabilities); (v) the Transition Services Agreement; (vi) the Assignment Agreement and (vii) the additional agreements and instruments of sale, transfer, conveyance, assignment and assumption to be executed and delivered by any Party at the Closing, if any.

“Annual Earnout Payment” has the meaning set forth in Section 3.3(c)(i).

“Approved Refurbisher” means any of General Electric, Wood Group, Sulzer Hickham, Pratt & Whitney, Turbine Blade Repair Specialist, Power Systems Manufacturing, Sermatech Gas Path, or any other refurbisher mutually agreed to by the Parties in writing.

“Appurtenant Easements” has the meaning set forth in Section 4.11(a).

“Assignment Agreement” means that certain Assignment Agreement substantially in the form of Exhibit M, to be executed and delivered by Seller GP and Purchaser GP at Closing.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, substantially in the form of Exhibit A, to be executed and delivered by the Sellers and the Purchasers at Closing.

“Assignment and Assumption Agreement (Excluded Assets and Liabilities)” means that certain Assignment and Assumption Agreement, substantially in the form of Exhibit B, to be executed and delivered by each of the Sellers and the Company at Closing.

“Audited Closing Inventory Value” has the meaning set forth in Section 3.3(b)(iii).

“Audited Off-Site Inventory Value” has the meaning set forth in Section 3.3(b)(iii).

“Audited On-Site Inventory Value” has the meaning set forth in Section 3.3(b)(ii).

“Balance Sheet” has the meaning set forth in Section 4.19.

“Benefit Plans” has the meaning set forth in Section 4.17(d).

“Bid” has the meaning set forth in Section 3.3(c)(iv).

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in the State of Texas, and with respect to the Closing Date, the State of Florida.

“CT1 Outage” has the meaning set forth in Section 6.19.

- 2 -	Purchase and Sale Agreement

“Closing” has the meaning set forth in Section 3.1(c).

“Closing Balance Sheet” has the meaning set forth in Section 3.4(a)(i).

“Closing Date” has the meaning set forth in Section 3.1(c).

“Code” means the Internal Revenue Code of 1986, as amended and interpreted as of the Effective Date or as of the date of Closing, as the case may be, and all references to Treasury Regulations shall mean such regulations as they exist and are interpreted as of the Effective Date or as of the date of Closing, as the case may be.

“Combustion and Hot Gas Path Parts” means any combustion or hot gas path parts comprising part of the Inventory.

“Company” has the meaning set forth in the Recital A of this Agreement.

“Confidential Information” has the meaning set forth in Section 6.9.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 14, 2004, by and between TECO Wholesale Generation, Inc. and Direct Energy, LP.

“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, or other legally binding arrangement.

“De Minimis Amount” has the meaning set forth in Section 7.7(c).

“Direct Costs” has the meaning set forth in Section 3.3(c)(ii)(E).

“Dispute” has the meaning set forth in Section 11.8.

“Dollar” or “U.S.$” means the lawful currency of the United States of America.

“Effective Date” means the date on which this Agreement has been executed and delivered by the Sellers and the Purchasers.

“Energy Payments” has the meaning ascribed to such term in the RFP.

“Environmental Permits” has the meaning set forth in Section 4.15(c).

“ERCOT” means the Electric Reliability Council of Texas.

“Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity, transfer, and use restrictions and limitations, taxes, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

“Environmental Condition” means the presence or Release to the environment, at the Facility, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Facility, regardless of when such presence or Release occurred or is discovered.

- 3 -	Purchase and Sale Agreement

“Environmental Laws” means all applicable Federal, state, local and foreign civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders or common law relating to pollution or protection of the environment, natural resources or human health and safety, as in effect as of the Closing Date, including laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar laws of the State of Texas or of any other Governmental Authority having jurisdiction over any site at which the Facility is located or otherwise applicable to the Facility or its owners or operators; and regulations implementing the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated ANWC Statement” has the meaning set forth in Section 3.1(b)(i).

“Estimated Closing Inventory” has the meaning set forth in Section 3.1(b)(ii).

“Excluded Assets” has the meaning set forth in Section 6.14.

“Excluded Liabilities” has the meaning set forth in Section 6.15.

“Export Permit” means the authorization held by TECO EnergySource, Inc. to export electricity to Mexico, as granted by Order No. EA-206-A issued on August 6, 2002 by the U.S. Department of Energy, Office of Fossil Energy, pursuant to Section 202 of the Federal Power Act.

“EWG” has the meaning set forth in Section 4.21.

“Facility” means the approximately 477 MW (nominal) natural gas-fired, combined cycle generating facility known as the Frontera Generation Facility and located in or near Mission, Hidalgo County, Texas, together with all related personal, intellectual, and real property and interests therein.

“Facility Employees” has the meaning set forth in Section 4.17(b).

“Facility Insurance Policies” means those insurance policies or binders identified on Schedule 4.20.

“Facility Operating Agreement” means that certain Operations and Maintenance Agreement, dated as of January 1, 2004, by and between the Company and the Facility Operator, as amended.

“Facility Operator” means TPS Frontera Operations, L.P., a Delaware limited partnership.

- 4 -	Purchase and Sale Agreement

“FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.

“Final Inventory Differential” has the meaning set forth in Section 3.3(b)(vi).

“GAAP” means United States generally accepted accounting principles as in effect from time to time and consistently applied.

“Good Operating Practices” means, with respect to the Facility, the practices, methods and acts generally engaged in or approved by independent power producers in the United States for similarly situated facilities in the United States during a particular time period, or any such practices, methods and acts, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable Law, reliability, safety, environmental protection, economy and expedition, and taking into consideration the requirements of this Agreement and the Material Facility Contracts.

“Governmental Authority” means any federal, state, local, foreign or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; but does not include the Purchasers, Sellers, any Affiliate of the Purchasers or Sellers, or any of their respective successors in interest or any owner or operator of the Facility (if otherwise a Governmental Authority).

“GP Interest” has the meaning set forth in the Recital B of this Agreement.

“Hazardous Substances” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including petroleum products, asbestos, and urea formaldehyde foam insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Income Tax” means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

“Indemnifiable Claim” has the meaning set forth in Section 7.7.

“Indemnitee” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Independent Accounting Firm” means Ernst & Young LLP, or if conflicted, unable or unwilling to serve in such capacity, a substitute accounting firm that is nationally recognized and is reasonably acceptable to the Parties.

- 5 -	Purchase and Sale Agreement

“Intellectual Property” means all intellectual property rights, both statutory and common law rights, worldwide, including: (a) all trademarks, service marks, trade names, trade dress, brand names, slogans, domain names, registrations, and any trademarks or servicemarks issuing from applications for registrations for the foregoing, including any goodwill associated therewith; (b) patents and patents issuing from patent applications; (c) copyrights, and registrations and applications for registrations thereof; and (d) confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, operating data and instructions, drawings, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Intercompany Arrangements” means any intercompany transaction between the Company, on the one hand, and Sellers or any of their respective Affiliates, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances or the like.

“Inventory” means the following items intended to be used or consumed at the Facility (but not already part of the Facility) in the ordinary course of business: spare, replacement or other parts; tools, special tools, equipment, lubricants, chemicals, fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; and other similar items of personal property.

“Inventory Notice” has the meaning set forth in Section 3.4(b).

“Inventory Value Differential” has the meaning set forth in Section 3.3(b)(iii).

“Laws” means all statutes, rules, regulations, ordinances, orders and codes of federal, state, foreign and local Governmental Authorities.

“Losses” has the meaning set forth in Section 7.2(a).

“LP Interest” has the meaning set forth in the Recital B of this Agreement.

“Material Adverse Effect” means any change (or changes taken together) in, or effect on, (a) the Facility that is materially adverse to the operations or physical condition of the Facility, taken as a whole, (b) the ownership of the Partnership Interests, taken as a whole, or (c) the assets, business, financial condition, or results of operations of the Company, taken as a whole, but excluding (1) any change (or changes taken together) or effect generally affecting electric generating facilities located in ERCOT (or owners thereof) and not affecting the Facility in any materially different manner or degree therefrom; (2) any change (or changes taken together) or effect resulting from changes in or restructuring of the national or ERCOT wholesale or retail markets for (A) electric power or the transmission thereof, or (B) fuel used at the Facility; or (3) any change which is cured before the earlier of the Closing or the termination of this Agreement under Section 10.1 (for purposes of this definition, “cured” means that the change in, or effect on, the Facility, the ownership of the Partnership Interests, or the assets, business, financial condition or results of operations of the Company, as applicable, has been totally eliminated such that the Facility, the ownership of the Partnership Interests, and the assets, business, financial condition and results of operations of the Company, as applicable, have been returned substantially to the condition which they were in immediately prior to the occurrence of the change or effect).

“Material Facility Contracts” has the meaning set forth in Section 4.9(a).

“MRA Contract” has the meaning set forth in Section 3.3(c)(ii)(B).

“MRA Payments” has the meaning set forth in Section 3.3(c)(ii)(A).

- 6 -	Purchase and Sale Agreement

“Non-Environmental Permits” has the meaning set forth in Section 4.7.

“Non-Transferred Excluded Matter” has the meaning set forth in Section 6.20(a).

“Notice of Claim” has the meaning set forth in Section 7.4.

“Notice of Disagreement” has the meaning set forth in Section 3.4(b).

“Off-Site Inventory List” has the meaning set forth in Section 3.1(b)(ii).

“On-Site Inventory List” has the meaning set forth in Section 3.1(b)(ii).

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Partnership Agreement” means the Limited Partnership Agreement of the Company, dated as of January 16, 1998, by and between CSW Frontera GPII, Inc. and CSW Frontera LPII, Inc., as amended by that certain First Amendment of Limited Partnership Agreement of the Company, dated as of March 15, 2001, by and between Seller GP and Seller LP, and as the same may be amended from time to time.

“Partnership Interests” has the meaning set forth in the Recital B of this Agreement, as such Partnership Interests are more fully described in Schedule A.

“Party” means either a Seller or a Purchaser, as the context requires; “Parties” means, collectively, Sellers and the Purchasers.

“Performance Test” has the meaning set forth in Section 6.23.

“Permitted Encumbrances” means (i) statutory liens for Property Taxes and other governmental charges and assessments (including Taxes) which are not yet due and payable; (ii) statutory mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable; and (iii) the specific matters listed on Schedule 1.1B.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

“Post-Closing Statement” has the meaning set forth in Section 3.4(a)(ii).

“Pre-Closing ERCOT Settlements” has the meaning set forth in Section 6.20(b).

“Pre-Closing Inventory Adjustment” has the meaning set forth in Section 3.1(b)(ii).

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.2.

“Purchaser” and “Purchasers” have the meaning set forth in the preamble of this Agreement.

“Purchaser Claims” has the meaning set forth in Section 7.2(a).

- 7 -	Purchase and Sale Agreement

“Purchaser GP” has the meaning set forth in the preamble of this Agreement.

“Purchaser Group” has the meaning set forth in Section 7.2(a).

“Purchaser LP” has the meaning set forth in the preamble of this Agreement.

“Purchaser Savings Plan” has the meaning set forth in Section 6.16(b).

“Purchasers’ Guarantor” means Centrica Plc, a company incorporated under the laws of England and Wales.

“Purchasers’ Guaranty” means that certain Continuing Guaranty, substantially in the form of Exhibit C, which was executed by Purchasers’ Guarantor and delivered by Purchasers to Sellers on or before the Effective Date of this Agreement.

“Purchasers’ Knowledge” or “Knowledge”, when used in respect of a Purchaser, means the actual and current knowledge, after reasonable inquiry, of the Persons listed in Schedule 1.1A-2 as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.5, the date of delivery of the certificate).

“Purchasers’ Required Consents” means the consent of any Person as specified in Schedule 1.1C other than a Governmental Authority necessary for either Purchaser to consummate the Transactions contemplated by this Agreement and the Ancillary Agreements.

“Purchasers’ Required Regulatory Approvals” means the approval of the Transactions contemplated hereby by any Governmental Authority of competent jurisdiction over any of the Parties, the Facility, the Sellers, the Purchasers, or the Company that are required for Purchaser or any Purchasers to consummate the Transactions as specified in Schedule 1.1D.

“Real Property” has the meaning set forth in Section 4.11(b).

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

“Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the air, soil or groundwater, including the following: (i) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by Seller or the Company to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence of or Release of Hazardous Substances in the air, soil or groundwater, at the Facility, or any other off-site location.

“Replacement Cost Excess” has the meaning set forth in Section 3.3(b)(iv).

- 8 -	Purchase and Sale Agreement

“RFP” has the meaning set forth is Section 3.3(c)(ii)(C).

“Seller” and “Sellers” have the meaning set forth in the preamble of this Agreement.

“Seller Claims” has the meaning set forth in Section 7.3.

“Seller GP” has the meaning set forth in the preamble of this Agreement.

“Seller Group” has the meaning set forth in Section 7.3.

“Seller Guaranties” means any and all obligations relating to the guaranties, pledge agreements, letters of credit, bonds, and other credit assurances of a comparable nature of a Seller or any of its Affiliates (other than the Company) for the direct benefit of the Company and listed or described on Schedule 6.18.

“Seller LP” has the meaning set forth in the preamble of this Agreement.

“Seller Savings Plan” has the meaning set forth in Section 6.16(b).

“Sellers’ Guarantor” means TECO Energy, Inc., a Florida corporation.

“Sellers’ Guaranty” means that certain Continuing Guaranty, substantially in the form of Exhibit D, which was executed by Sellers’ Guarantor and delivered by Sellers to Purchasers on or before the Effective Date of this Agreement.

“Sellers’ Knowledge” or “Knowledge”, when used in respect of a Seller, means the actual and current knowledge, after reasonable inquiry, of the Persons listed in Schedule 1.1A-1 as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.5, the date of delivery of the certificate).

“Sellers’ Required Consents” means the consent of any Person as specified in Schedule 1.1E other than a Governmental Authority necessary for Sellers to consummate the Transactions contemplated by this Agreement and the Ancillary Agreements.

“Sellers’ Required Regulatory Approvals” means approval of the Transactions contemplated hereby by any Governmental Authority of competent jurisdiction over any of the Parties, the Facility, the Sellers, the Purchasers or the Company, that are required for Sellers to consummate the Transactions, as specified in Schedule 1.1F.

“September 30 Adjusted Net Working Capital Calculation” has the meaning set forth in Section 3.3(a).

“September 30 Inventory Schedule” has the meaning set forth in Section 3.1(b)(ii).

“Standby Price” has the meaning ascribed to such term in the RFP.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profit, withholding, social security (or similar), unemployment, disability, real property (including assessments based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or successor-in-interest.

- 9 -	Purchase and Sale Agreement

“Tax Proceeding” has the meaning set forth in Section 6.6(e).

“Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

“TECO Marks” means the names and marks “TECO”, “TPS”, and all other trade names, trademarks and service marks owned by Sellers or any of its Affiliates, excluding the name “Frontera” and any rights of the Company in such name or related marks.

“Termination Date” means March 31, 2005.

“Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

“Threshold” has the meaning set forth in Section 7.7(c).

“Transactions” has the meaning set forth in the Recital D to this Agreement.

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“Transferred Employee” has the meaning set forth in Section 6.16(a).

“Transition Services Agreement” means that certain Transition Services Agreement dated as of even date herewith between Seller GP and Purchaser GP.

“Twelve Month Period” has the meaning set forth in Section 3.3(c)(ii)(D).

“Unexcused Misconduct Amounts” has the meaning ascribed to such term in the RFP.

“Unusable or Undelivered Refurbished Parts” means, with respect to any Combustion and Hot Gas Path Parts (or replacements therefor), the failure of such parts to satisfy any of the following requirements:

(a) if such Combustion and Hot Gas Path Parts (or replacements therefor) are located at the Facility at the Closing, such parts (i) are accompanied by documentation from an Approved Refurbisher confirming that such parts have been refurbished and (ii) have not been used in a combustion turbine or damaged since such parts were returned from their last refurbishment; and

(b) if such Combustion and Hot Gas Path Parts (or replacements therefor) are not located at the Facility at the Closing, such parts are (i) delivered to the Facility undamaged within forty-five (45) days after the Closing and (ii) accompanied by (A) documentation from an Approved Refurbisher confirming that such parts have been refurbished and (B) a valid standard warranty from such Approved Refurbisher warranting such refurbishment.

Section 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a) the singular number includes the plural number and vice versa;

- 10 -	Purchase and Sale Agreement

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(k) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders; and

(l) in this Agreement, reference to obligations of (i) the Purchasers shall mean the joint and several obligations of Purchaser GP and Purchaser LP; and (ii) the Sellers shall mean the joint and several obligations of Seller GP and Seller LP.

ARTICLE 2

PURCHASE AND SALE

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing:

(a) Seller GP shall sell and convey the GP Interest to Purchaser GP, and Purchaser GP shall purchase and receive the GP Interest from Seller GP; and

- 11 -	Purchase and Sale Agreement

(b) Seller LP shall sell and convey the LP Interest to Purchaser LP; and Purchaser LP shall purchase and receive the LP Interest from Seller LP.

ARTICLE 3

CLOSING; PURCHASE PRICE

Section 3.1 Signing; Closing.

(a) Deliverables at Signing. On or prior to the execution of this Agreement, (i) Purchaser GP shall execute and deliver the Transition Services Agreement, and each of Purchaser GP and Purchaser LP shall cause Purchasers’ Guarantor to execute and deliver Purchasers’ Guaranty to Sellers; and (ii) Seller GP shall execute and deliver the Transition Services Agreement, and each of Seller GP and Seller LP shall cause Sellers’ Guarantor to execute and deliver Sellers’ Guaranty to Purchasers.

(b) Deliverables Prior to Closing. At least three (3) but no more than fifteen (15) Business Days prior to the anticipated Closing Date, Sellers shall prepare and deliver to Purchasers the following:

(i) their written reasonable estimate of the Adjusted Net Working Capital as of Closing (expressed as a positive or negative number), calculated consistently with the methodology set forth in Schedule 3.3 and in accordance with GAAP and showing the calculation thereof in reasonable detail (the “Estimated ANWC Statement”); and

(ii) (x) an update to Schedule 4.10(a) listing only the Inventory located at the Facility at Closing (the “On-Site Inventory List”) and (y) a listing of all Inventory that is not located at the Facility at Closing but that Sellers expect to have delivered to the Facility following the Closing (the “Off-Site Inventory List”), which together shall reflect Sellers’ good faith estimate of the actual Inventory as of Closing (“Estimated Closing Inventory”), together with a calculation of the amount (expressed as a positive or negative number) equal to (A) the value of the Estimated Closing Inventory, calculated utilizing the prices set forth on Schedule 4.10(a) attached to this Agreement as of the Effective Date (the “September 30 Inventory Schedule”) for the items listed therein and their equivalents and the actual purchase price for any additional items, minus (B) the value of the Company’s Inventory as of September 30, 2004, as reflected on the September 30 Inventory Schedule, calculated utilizing the prices set forth therein (such difference, the “Pre-Closing Inventory Adjustment”).

(c) Deliverables at Closing. Subject to the terms and conditions hereof, the consummation of the Transactions (the “Closing”) will take place at the offices of TECO Energy, Inc., 702 North Franklin Street, Tampa, FL 33602 at 9:00 a.m. local time, on a mutually acceptable date within three (3) Business Days following the date on which the conditions set forth in Article 8 and Article 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived in writing by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree in writing, but in no event shall the Closing occur later than the Termination Date. The date on which such proceedings actually occur is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes immediately after 11:59 p.m., Eastern time, on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

(i) Deliveries by Sellers. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to the Purchasers, as applicable, those documents required to be delivered to each Purchaser by each Seller and its Affiliates pursuant to Article 8; and

- 12 -	Purchase and Sale Agreement

(ii) Deliveries by Purchasers. At Closing, the Purchasers shall:

(A) deliver (by wire transfer of immediately available funds to an account or accounts designated by Seller GP in writing prior to the Closing Date) the Purchase Price (as defined in Section 3.2), adjusted as provided in Sections 3.3(a)(i) and 3.3(b)(i); and

(B) execute and deliver, or cause to be delivered, to Sellers, as applicable, those documents required to be delivered to each Seller by each Purchaser and its Affiliates pursuant to Article 9.

Section 3.2 Purchase Price. The purchase price for the Partnership Interests being sold shall be one hundred thirty-four million Dollars (U.S.$134,000,000) (the “Purchase Price”), subject to adjustment at Closing only in accordance with Sections 3.3(a)(i) and 3.3(b)(i) and following the Closing only in accordance with Sections 3.3(a)(ii), 3.3(b)(ii) and 3.3(c).

Section 3.3 Adjustments to Purchase Price. The Purchase Price shall be subject only to those adjustments set forth in Sections 3.3(a), 3.3(b) and 3.3(c) (Sections 3.3 and 3.4 being referred to as the “Adjustment Sections,” and the Purchase Price as adjusted pursuant to the Adjustment Sections is herein referred to as the “Adjusted Purchase Price”).

(a) Adjusted Net Working Capital. The Purchase Price assumes that Adjusted Net Working Capital as of the Closing will equal zero Dollars (U.S.$0). The Purchase Price shall be increased or decreased, as the case may be, as follows:

(i) At Closing, (A) if the estimated amount of Adjusted Net Working Capital set forth in the Estimated ANWC Statement is (1) a positive number, then the Purchase Price shall be increased by such amount or (2) a negative number, then the Purchase Price shall be decreased by the absolute amount of such negative number.

(ii) If the amount of Adjusted Net Working Capital demonstrated on the Closing Balance Sheet (as described in Section 3.4) is (A) greater than the amount of Adjusted Net Working Capital set forth in the Estimated ANWC Statement, then Purchasers shall pay to Sellers such differential (as a Purchase Price adjustment) as provided in Section 3.4(c) or (B) less than the amount of Adjusted Net Working Capital set forth in the Estimated ANWC Statement, then Sellers shall pay to Purchasers such differential (as a Purchase Price adjustment) as provided in Section 3.4(c).

For purposes of illustrating the methodology for calculating the adjustment to the Purchase Price for the Adjusted Net Working Capital only, Schedule 3.3 demonstrates how such adjustments would have been calculated from the Balance Sheet if they had been calculated on September 30, 2004 (the calculation in Schedule 3.3 shall be referred to as the “September 30 Adjusted Net Working Capital Calculation”).

(b) Inventory. The Purchase Price shall be adjusted as follows:

(i) at Closing, if the Pre-Closing Inventory Adjustment is (A) a positive number, the Purchase Price shall be increased by such amount or (B) a negative number, the Purchase Price shall be decreased by the absolute amount of such negative number.

(ii) Within five (5) Business Days after the Closing, Purchasers shall physically audit the actual Inventory then located at the Facility. Purchasers shall notify Sellers at least three (3)

- 13 -	Purchase and Sale Agreement

Business Days prior to the Closing of their proposed schedule for conducting such audit and shall permit representatives of Sellers to be present at the Facility and observe such audit. Within five (5) Business Days following such audit, Purchasers shall deliver written notice to Seller GP specifying the total value of the Inventory located at the Facility (excluding the value of any Unusable or Undelivered Refurbished Parts located at the Facility) audited pursuant to such audit. The total value of such Inventory will be calculated based upon the prices reflected on the September 30 Inventory Schedule, the On-Site Inventory List and the Off-Site Inventory List, as applicable, such prices to be adjusted to reflect any difference for any such items of Inventory as of the Closing in the remaining life cycles determined in accordance with GAAP utilizing General Electric’s latest issued version of GER3620 as of the Closing. The total value of such Inventory shall be reduced for any Inventory items (other than Combustion and Hot Gas Path Parts) that are determined through such audit in accordance with GAAP to be unusable (such adjusted value, the “Audited On-Site Inventory Value”). Such notice also shall identify any Unusable or Undelivered Refurbished Parts on the On-Site Inventory List.

(iii) Purchasers shall physically audit each item of Inventory listed on the Off-Site Inventory List promptly following delivery of each such item to the Facility after Closing. Within five (5) Business Days after the date the last item set forth on the Off-Site Inventory List shall have been delivered to the Facility (or, if earlier, the forty-fifth (45th) day after the Closing Date), Purchasers shall deliver written notice to Seller GP specifying the total value of the items on the Off-Site Inventory List delivered to the Facility after Closing (excluding the value of any Unusable or Undelivered Refurbished Parts). The total value of such Inventory will be calculated based upon the prices reflected on the September 30 Inventory Schedule and Schedule 6.19, as applicable, such prices to be adjusted to reflect any difference for any such items of Inventory as of the Closing in the remaining life cycles determined in accordance with GAAP utilizing General Electric’s latest issued version of GER3620 as of the Closing. The total value of such Inventory shall be reduced for any Inventory items (other than Combustion and Hot Gas Path Parts) that are determined through such audit in accordance with GAAP to be unusable (such adjusted value, the “Audited Off-Site Inventory Value”). Such notice also shall identify any Unusable or Undelivered Refurbished Parts on the Off-Site Inventory List. Subject to Section 3.3(b)(iv), the written notice delivered by Purchasers to Seller GP pursuant to the second sentence of this Section 3.3(b)(iii) shall also specify an amount (whether positive or negative) equal to the sum of the Audited On-Site Inventory Value plus the Audited Off-Site Inventory Value (such sum, the “Audited Closing Inventory Value”) minus the value of the Estimated Closing Inventory (such difference, the “Inventory Value Differential”).

(iv) If there are any Unusable or Undelivered Refurbished Parts at the time Purchasers deliver the notice under Section 3.3(b)(iii), then notwithstanding Section 3.3(b)(iii), the “Inventory Value Differential” will equal the Audited Closing Inventory Value minus the sum of (A) the value of the Estimated Closing Inventory plus (B) the Replacement Cost Excess. For purposes of this Section 3.3(b)(iv), “Replacement Cost Excess” means an amount equal to (1) the aggregate of the actual costs incurred by the Company (acting in good faith to minimize such costs) to purchase from General Electric or an Affiliate of General Electric, or from any other mutually agreeable vendor, a new and unused replacement for each Unusable or Undelivered Refurbished Part, such actual costs to be adjusted to reflect the actual remaining life cycles of the part that is being replaced determined in accordance with GAAP utilizing General Electric’s latest issued version of GER3620 as of the Closing minus (2) the aggregate of the values for each of the Unusable or Undelivered Parts reflected on the September 30 Inventory Schedule. Purchasers agree to cause the Company to make all purchases described in clause (A) of the preceding sentence within one hundred twenty (120) days after the Closing Date. Within ten (10) Business Days following the completion of such purchases, Purchasers shall provide written notice to Sellers of the Inventory Value Differential calculated in accordance with this Section 3.3(b)(iv).

- 14 -	Purchase and Sale Agreement

(v) If the Inventory Value Differential (on an absolute basis):

(A) is fifty thousand Dollars (U.S.$50,000) or less (the “Acceptable Differential”), then the Audited Closing Inventory Value shall become final and binding on the Parties as the value of Inventory as of Closing; or

(B) is greater than the Acceptable Differential, then the procedures set forth in Section 3.4(b) shall apply.

(vi) The Inventory Value Differential either (A) confirmed by Purchasers after their audits performed pursuant to Sections 3.3(b)(ii) and 3.3(b)(iii) to be less (on an absolute basis) than the Acceptable Differential or (B) agreed by the Parties or determined finally pursuant to Section 3.4 shall be referred to as the “Final Inventory Differential”. The Purchase Price shall not be adjusted after Closing for Inventory, and no further payment shall be made for Inventory between Sellers and Purchasers, if the Final Inventory Differential is equal to or less (on an absolute basis) than the Acceptable Differential. If the Final Inventory Differential is greater (on an absolute basis) than the Acceptable Differential, then (1) if the Final Inventory Differential is a negative number, then Sellers shall pay to Purchasers the amount by which the Final Inventory Differential (on an absolute basis) is greater than the Acceptable Differential, and (2) if the Final Inventory Differential is a positive number, then Purchasers shall pay to Sellers the amount by which the Final Inventory Differential is greater than the Acceptable Differential, in each case in accordance with Section 3.4.

(c) Annual Earnout Payments.

(i) As further consideration for the sale of the Partnership Interests, Purchasers hereby covenant and agree to remit, or cause the Company to remit, on or before the ninetieth (90th) day after the end of each of the first three Twelve Month Periods after the Closing, a payment (each an “Annual Earnout Payment”) to Sellers in an amount equal to the greater of zero Dollars (U.S.$0) and fifty percent (50%) of an amount equal to:

(A) the sum of the MRA Payments (net of any Unexcused Misconduct Amounts charged against the Company with respect to such Twelve Month Period under each MRA Contract) received by the Company from ERCOT with respect to the applicable Twelve Month Period under each MRA Contract minus

(B) the sum of the following:

(1) three million Dollars (U.S.$3,000,000); and

(2) the greater of zero Dollars (U.S.$0) and an amount equal to (x) all Direct Costs incurred by the Company during such Twelve Month Period in connection with supply of energy pursuant to such MRA Contract minus (y) the sum of the Energy Payments under such MRA Contract received by the Company from ERCOT and attributable to such Twelve Month Period.

Contemporaneously with the payment of each Annual Earnout Payment, Purchasers shall provide Sellers with a statement that summarizes in reasonable detail the calculation of such Annual Earnout Payment.

- 15 -	Purchase and Sale Agreement

Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk (***), has been filed separately with the Securities and Exchange Commission.

(ii) For purposes of this Section 3.3(c), (A) “MRA Payments” shall mean all payments actually received by the Company under an MRA Contract on account of the Standby Price set forth in the MRA Contract; (B) “MRA Contract” shall mean any “Must-Run Alternative” contract entered into between the Company and ERCOT for purposes of supporting the reliability of the ERCOT system consistent with Protocol Revision Request 532 recently approved by the ERCOT Board, as the same may be amended, supplemented, or replaced, including any such contract entered into pursuant to the RFP; (C) ”RFP” shall mean the Request for Proposal: Must Run Alternative to J.L. Bates Power Plant Units 1 and 2 issued by ERCOT on November 24, 2004, as the same may be amended; (D) “Twelve Month Period” shall mean the twelve month period commencing on the Closing Date, the first anniversary of the Closing Date or the second anniversary of the Closing Date, as applicable; and (E) ”Direct Costs” shall mean, with respect to the generation of energy under an MRA Contract,         (***)

(iii) If any (or any portion of any) MRA Payments paid or payable by ERCOT under any MRA Contract with respect to any Twelve Month Period are disputed by the Company or subsequently “resettled” by ERCOT, then upon final resolution with ERCOT of such dispute or resettlement, if (A) any payments are credited to ERCOT or otherwise forfeited or returned by the Company, and if in respect of such MRA Payments Sellers have received an Annual Earnout Payment, Sellers shall promptly following receipt of notice from Purchasers remit to Purchasers a portion of such Annual Earnout Payment equal to the amount by which such Annual Earnout Payment would have been decreased if the calculation of such Annual Earnout Payment were completed in accordance with Section 3.3(c)(i) using a value for “MRA Payments” reduced by the amount so resettled, forfeited or returned or (B) any payments are credited or made to the Company by ERCOT, and if in respect of such payments Sellers have not received an Annual Earnout Payment, Purchasers shall promptly following receipt of such credits or payments from ERCOT remit to Sellers an amount equal to the amount by which the applicable Annual Earnout Payment would have been increased if the calculation of such Annual Earnout Payment were completed in accordance with Section 3.3(c)(i) using a value for “MRA Payments” increased by the amount credited or paid by ERCOT. Upon Sellers’ request, Purchasers agree to provide Sellers with reasonable documentation reflecting the payments required to be made to ERCOT by the Company on account of any such dispute, resettlement, forfeiture or return or received by the Company from ERCOT on account of such dispute or resettlement, as applicable.

(iv) Sellers and Purchasers agree to use commercially reasonable efforts (including dedicating personnel, as necessary) prior to the Closing to jointly prepare and, subject to the approval of the Purchasers, such approval not to be unreasonably withheld, to cause the Company to submit a bid in response to the RFP (the “Bid”). Sellers agree not to submit any Bid prior to December 29, 2004.         (***)

- 16 -	Purchase and Sale Agreement

(v) Sellers shall provide copies to Purchasers of any correspondence to and from ERCOT relating to the RFP and the Bid and shall keep Purchasers informed of the status of the RFP and the Bid. If at any time after the Closing Date until the end of the final Twelve Month Period, Purchasers elect to pursue the negotiation of any MRA Contract, Purchasers may request Sellers to participate in such negotiations, and Sellers agree, and agree to cause their Affiliates, to assist Purchasers (subject to reimbursement by Purchasers of Sellers’ and its Affiliates’ out-of-pocket expenses incurred in rendering such assistance, if any) in the negotiation of such MRA Contract.

(vi) Notwithstanding any provision herein to the contrary, Purchasers may setoff at any time any Annual Earnout Payments then due and payable to Sellers hereunder against any payment obligations of Sellers or any Affiliate of Sellers then due and owing hereunder.

(vii) If Purchasers’ calculation of any Annual Earnout Payment reflects any amount greater than zero under Section 3.3(c)(i)(B)(2), then Sellers shall have the right to demand an audit of the Company’s energy revenues and direct costs used by Purchasers in calculating such amount under Section 3.3(c)(i)(B)(2) by providing a notice to Purchasers within thirty (30) days after receipt of such Annual Earnout Payment. Following receipt by Purchasers of such notice, Sellers and Purchasers shall negotiate in good faith to resolve any concerns raised by Sellers. If Sellers and Purchasers are unable to resolve Sellers’ concerns within sixty (60) days after Purchasers receive the notice from Sellers, then Purchasers and Sellers shall, within five (5) days after the foregoing 60-day period, mutually engage an Independent Accounting Firm to resolve such dispute as provided below. The Independent Accounting Firm shall audit the books and records and other information of the Company to verify the accuracy of the calculation of the amount under Section 3.3(c)(i)(B)(2) used in calculating the Annual Earnout Payment and the conformance of such calculation to the terms of this Agreement. The Independent Accounting Firm shall deliver to Purchasers and Sellers its audit report, together with its work papers relating thereto, as soon as practicable, but in any event, no later than sixty (60) days from the engagement of the Independent Accounting Firm as described above. The determination of the Independent Accounting Firm shall be deemed final and binding on the Parties. Each Party shall bear its own costs and expenses (including expert witness and attorneys’ fees) associated with investigating, preparing and pursuing any dispute hereunder. If the Independent Accounting Firm determines that the Annual Earnout Payment has been understated by ten percent (10%) or more, then Purchasers shall pay the fees and expenses of the Independent Accounting Firm. If the Independent Accounting Firm determines that the Annual Earnout Payment has been understated by less than ten percent (10%), then Sellers shall pay the fees and expenses of the Independent Accounting Firm. If the Parties agree, or the Independent Accounting Firm determines, that an Annual Earnout Payment was incorrect, then Purchasers shall pay to Sellers any shortfall, or Sellers shall pay to Purchasers any overpayment, within ten (10) Business Days following such agreement or determination.

(d) Limitation on Adjustments. Notwithstanding the provisions of Sections 3.3(a), 3.3(b) and 3.3(c), in no event shall any adjustment to the Purchase Price (or any associated payment from Purchasers to Sellers) be made under Section 3.3 to the extent such adjustment would result in the Adjusted Purchase Price exceeding two hundred sixty eight million Dollars (U.S.$268,000,000).

- 17 -	Purchase and Sale Agreement

Section 3.4 Post-Closing Adjustment Procedures.

(a) Within one hundred twenty (120) days after the Closing Date, the Purchasers shall deliver to the Sellers:

(i) a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP and using the same accounting principles, policies, and methods as each Seller has historically used in connection with the calculation of the items reflected on the Closing Balance Sheet; and

(ii) a final closing statement setting forth the resulting proposed Adjusted Net Working Capital calculated with reference to the amounts shown on the Closing Balance Sheet (in its final and binding form, the “Post-Closing Statement”). The Post-Closing Statement shall be prepared in accordance with GAAP and the terms of this Agreement and shall be consistent with the methodology set forth in the September 30 Adjusted Net Working Capital Calculation for the calculation of the Adjusted Net Working Capital.

(b) The Sellers may object in good faith to (i) the Post-Closing Statement or (ii) the Inventory Value Differential, provided that such objection is made in writing, states in reasonable detail their objections thereto, and is delivered within thirty (30) days after the delivery of the Post-Closing Statement or thirty (30) days after the delivery of the written notice described in Section 3.3(b)(iii) or (iv) from the Purchasers to the Sellers (the “Inventory Notice”), as the case may be. The Purchasers and Sellers agree to cooperate to exchange information used to prepare the Post-Closing Statement and to determine the Inventory Value Differential and information relating thereto. The Adjusted Net Working Capital as set forth in the Post-Closing Statement provided to Sellers and the Inventory Value Differential as set forth in the Inventory Notice provided to Sellers shall become final and binding upon the Parties unless the Sellers give written notice of their disagreement (a “Notice of Disagreement”) to the Purchasers with regard to either the Post-Closing Statement or the Inventory Notice within the applicable thirty (30) day period referenced above. Any Notice of Disagreement shall be issued in good faith and shall specify in reasonable detail the nature and Dollar amount of any disagreement so asserted. Following delivery of a Notice of Disagreement, each Party and its respective agents and representatives shall be permitted to review the other Party’s and its respective agents and representatives’ working papers relating to the Notice of Disagreement. To the extent any items are not disputed in a valid Notice of Disagreement, such items shall be deemed to have been accepted by the Sellers. If the Sellers object with a timely Notice of Disagreement, the Parties shall attempt to resolve such dispute by negotiation, and to the extent the Parties are unable to resolve any such dispute within twenty (20) days following delivery of a Notice of Disagreement or such later date as the Sellers and the Purchasers may agree, then the disputed portion of the Adjusted Net Working Capital or the Inventory Value Differential shall be resolved in accordance with the provisions of Section 3.5. If a timely Notice of Disagreement is received by the Purchasers, then the disputed items (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earliest of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date all matters in dispute are finally resolved in writing by the Independent Accounting Firm as set forth in Section 3.5 below.

(c) If it is finally determined that Sellers owe a payment to Purchasers due to the final Adjusted Net Working Capital or the Final Inventory Differential, as applicable, then Sellers shall, within three (3) Business Days after the Adjusted Net Working Capital or the Final Inventory Differential, as applicable, becomes binding on the Parties, make payment by wire transfer to the Purchasers in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to five percent (5%), calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. If it is finally determined that Purchasers owe a payment to Sellers due to the final Adjusted Net Working Capital or the Final Inventory Differential, as applicable, then Purchasers shall, within three (3) Business Days after the Adjusted Net Working Capital or the Final Inventory Differential, as applicable, becomes binding on the Parties, make payment by wire transfer to the Sellers in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to five percent (5%), calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

- 18 -	Purchase and Sale Agreement

Section 3.5 Procedures for Dispute Resolution of Purchase Price Adjustment. If the Parties are unable to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement as set forth in Section 3.4(b) above within the time periods set forth in such Section, such dispute may be referred by any Party to the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to make a final determination of the Closing Balance Sheet, the Post-Closing Statement, the Inventory Value Differential and the resulting Adjusted Purchase Price, as applicable, calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The Parties will cooperate with the Independent Accounting Firm during the term of its engagement. The Parties shall instruct the Independent Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Purchasers, on the one hand, or the Sellers, on the other hand, or less than the smallest value for such item assigned by the Purchasers, on the one hand, or the Sellers, on the other hand. The Parties shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by the Purchasers and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Post-Closing Statement, the Inventory Value Differential and the resulting Adjusted Purchase Price, as applicable, calculated with reference thereto shall become final and binding on the Parties on the date the Independent Accounting Firm delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters). Except as set forth above, the Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The fees and expenses of the Independent Accounting Firm shall be shared equally by the Purchasers, on the one hand, and the Sellers, on the other hand. Each Party shall bear its own legal, accounting or consulting costs and expenses in connection with any dispute hereunder.

Section 3.6 Allocation. The Sellers and Purchasers recognize that, for federal income tax purposes, the sale and purchase of the Partnership Interests will be treated as a sale and purchase of all of the assets (other than the Excluded Assets) of the Company, and accordingly have determined the allocation of the Purchase Price (together with the liabilities of the Company other than the Excluded Liabilities) in accordance with Section 1060 of the Code, which allocation is set forth on Schedule 3.6 hereto. Purchasers and Sellers agree to file timely Internal Revenue Service Form 8594 and all Income Tax Tax Returns in accordance with Schedule 3.6 and to report the Transactions contemplated by this Agreement for all Income Tax purposes in a manner consistent with such allocation. Each Party agrees to provide the other promptly with any additional information and reasonable assistance required to complete Form 8594. In the event the Purchase Price is adjusted pursuant to the Adjustment Sections, the Parties agree to allocate any such adjustment in a manner consistent with Schedule 3.6, using the same accounting principles, policies, and methods. If the Purchasers and Sellers are unable to resolve any disputes in connection with the allocation of any adjustments to the Purchase Price, such disputes shall be referred to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Sellers, on the one hand and Purchasers, on the other hand.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers represents and warrants to Purchasers, as of the date hereof and as of the Closing, as to each of the matters set forth in this Article 4.

Section 4.1 Organization and Existence. Each of the Sellers is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now

- 19 -	Purchase and Sale Agreement

being conducted. The Company is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified to do business in Texas.

Section 4.2 Execution, Delivery and Enforceability. Each of the Sellers has all requisite limited liability company power, and the Company has all requisite limited partnership power, and each of the Sellers and the Company has the authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements which are executed by it, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Sellers and the Company of this Agreement and of the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, or limited partnership, as applicable, action required on the part of each of the Sellers and the Company, and no other limited liability company or limited partnership proceedings on the part of each of the Sellers or the Company, as applicable, are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by each Purchaser of this Agreement and the due authorization, execution and delivery by each Purchaser and Purchasers’ Guarantor of the Ancillary Agreements which are executed by it when executed by such Purchaser (or Purchasers’ Guarantor, in the case of the Purchasers’ Guaranty), this Agreement does and the Ancillary Agreements which are executed by each of the Sellers and the Company when executed and delivered by such Person will constitute the valid and legally binding obligations of such Person, enforceable against such Person in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 4.3 Partnership Interests.

(a) Each Seller is the holder of record and has good and valid title to those Partnership Interests shown as owned by such Seller on Schedule A free and clear of any Encumbrances, demands, contracts, commitments, and equities, except such Encumbrances, demands, contracts, commitments, and equities as may arise under this Agreement and except for any restrictions on sales or transfers of securities under applicable securities laws; and

(b) Each Seller has the full legal right, power and authority to transfer those Partnership Interests shown as owned by such Seller on Schedule A as provided in this Agreement.

Section 4.4 Capitalization. The Partnership Interests constitute one hundred percent (100%) of the general and limited partner interests of the Company. All of the Partnership Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive, first refusal or other subscription rights of any Person. There are no outstanding options, warrants, purchase rights or other contractual obligations of the Company, any Seller or any other Person to issue, deliver, sell, repurchase, redeem or otherwise acquire any partnership interest in, or other equity security issuable by, the Company, except obligations under this Agreement. Neither Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Partnership Interest.

Section 4.5 No Violation. Subject to Sellers obtaining the Sellers’ Required Regulatory Approvals and the Sellers’ Required Consents, neither the execution nor delivery by either of the Sellers or the Company of this Agreement or any of the Ancillary Agreements which are executed by it, nor such Person’s compliance with any provision hereof or thereof, or consummation of the transactions contemplated hereby or thereby will:

(a) violate, or conflict with, or result in a breach of any provisions of the certificate of formation or operating agreements of either of the Sellers, or the Company’s Partnership Agreement or certificate of limited partnership;

- 20 -	Purchase and Sale Agreement

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any terms, conditions or provisions of, any note, bond, mortgage, indenture, license or agreement to which either of the Sellers or the Company is a party or by which either of the Sellers, the Company, or the Facility may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained, or which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;

(c) violate in any material respect any material Law, writ, injunction, judgment or decree, applicable to either of the Sellers, the Company, or the Facility; or

(d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent either of the Sellers or the Company from performing its obligations hereunder or under the Ancillary Agreements.

Section 4.6 Compliance with Laws. To Sellers’ Knowledge, the Company has complied in all material respects with Laws, writs, injunctions, decrees and judgments of any Governmental Authority.

Section 4.7 Non-Environmental Permits. Set forth on Schedule 4.7 is a list of all non-environmental permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all non-environmental Governmental Authorities (collectively, “Non-Environmental Permits”) held by the Company, and the Non-Environmental Permits so held constitute all permits that to Sellers’ Knowledge the Company requires in order to own, operate, and maintain the Facility and generate and sell electric energy and capacity at wholesale in ERCOT as such business is currently conducted, except for permits required under Environmental Laws, which are exclusively addressed in Section 4.15 below, and except for such failures to hold such Non-Environmental Permits that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. To Sellers’ Knowledge, the Company and the Facility are in material compliance with all such Non-Environmental Permits, and the Company has not received any written notice at any time that (i) any such existing Non-Environmental Permit will be revoked; (ii) any pending application for the renewal of any existing Non-Environmental Permit will be denied; or (iii) alleging that it is in material violation of any Non-Environmental Permits.

Section 4.8 Litigation. There is no material claim, action, proceeding or investigation pending, or to Sellers’ Knowledge, threatened, against or relating to either of the Sellers, the Company, or the Facility, before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator, or Governmental Authority, except (a) as set forth in Schedule 4.8, Schedule 6.14, or Schedule 6.15, and (b) for any such claims, actions, proceedings or investigations which individually or in the aggregate, (i) could not reasonably be expected to result, or has resulted, in (A) the institution or threat of legal proceedings to prohibit or restrain the performance by either of the Sellers of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (B) a material impairment of the ability of either of the Sellers to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party, or (C) a material impairment of Company’s ability to own, operate, and maintain the Facility.

Section 4.9 Material Facility Contracts.

(a) Schedule 4.9 sets forth a true and complete list as of the date of this Agreement of each of the following Contracts to which the Company is party or by which the Facility is bound except those that will

- 21 -	Purchase and Sale Agreement

expire prior to the Closing Date without any further material obligations of the Company or either Seller on behalf of the Company (collectively, the “Material Facility Contracts”):

(i) Contracts for the purchase, exchange, sale or transportation of gas;

(ii) Contracts for the purchase, exchange or sale of electric power or ancillary services;

(iii) Contracts for the transmission of electric power;

(iv) interconnection Contracts;

(v) operating and maintenance Contracts with a value in excess of U.S.$25,000;

(vi) any tax abatement Contract or other Contract pursuant to which a Governmental Authority has granted any tax concession to the Company or related to the Facility;

(vii) any Contract for the supply of water or the treatment or discharge of wastewater from the Facility with a value in excess of U.S.$25,000;

(viii) Contracts for the sale of any asset or that grant a right or option to purchase any asset with a value of less than U.S.$50,000 individually or U.S.$200,000 in the aggregate;

(ix) Contracts for the future provision or purchase of goods or services that could reasonably require annual consideration in excess of U.S.$50,000;

(x) Contracts under which the Company has created, incurred, assumed or guaranteed or is otherwise responsible for repaying any outstanding indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a security interest on any of its assets, tangible or intangible, which security interest secures outstanding indebtedness for borrowed money;

(xi) outstanding agreements of guaranty, surety or indemnification, or performance bonds or letters of credit issued or posted, by or otherwise obligating, as applicable, the Company, or by either Seller or any Affiliate of the foregoing for the benefit of the Company;

(xii) Contracts with either Seller or an Affiliate of either Seller;

(xiii) Contracts involving annual compensation in excess of U.S.$50,000 which are not cancelable without penalty by Company on notice of sixty (60) days or less;

(xiv) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, gas or securities;

(xv) Contracts that purport to limit the Company’s freedom to compete in any line of business or in any geographic area; and

(xvi) partnership, joint venture or limited liability company agreements.

- 22 -	Purchase and Sale Agreement

(b) Sellers have provided Purchaser with, or access to, true and complete copies of all Material Facility Contracts. Except as set forth in Schedule 4.9(b), each of the Material Facility Contracts is in full force and effect in all material respects and constitutes a valid and binding obligation of the Company and, to Sellers’ Knowledge, of the other parties thereto.

(c) Except as set forth in Schedule 4.9(c), to Sellers’ Knowledge, there is not, under any of the Material Facility Contracts, any default or event which, with notice or lapse of time or both, would constitute a default by the Company, except for such events of default or event as to which requisite waivers have been, or prior to Closing will have been, obtained.

(d) No claim, action, proceeding or investigation, is pending or, to Sellers’ Knowledge, threatened against the Company or any Seller, challenging the enforceability of any of the Material Facility Contracts.

Section 4.10 Personal Property. The Company has good and valid title to each item of personal property listed on Schedule 4.10, free and clear of all Encumbrances, except (i) Permitted Encumbrances, and (ii) for such personal property which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company has good and valid title to each item of Inventory listed on Schedule 4.10(a)(other than consumables that have been consumed at the Facility), and will have good and valid title, as of the Closing or as of the delivery to the Facility, as applicable, to each item of Inventory included in the On-Site Inventory List and the Off-Site Inventory List, free and clear of all Encumbrances, except Permitted Encumbrances. To Sellers’ Knowledge, all material tangible personal property used by the Company that will not be owned or leased by the Company as of the Closing is listed in Schedule 4.10(b). Such personal property constitutes the material personal property that is reasonably necessary to operate the Facility as it has been operated over the last twelve (12) months.

Section 4.11 Real Property.

(a) The Company has (x) good and valid fee simple title to the real property identified as Tract 1 on Schedule 4.11 (the “Owned Real Property”), which consists of the plant site, and (y) a good and valid easement interest in each of the properties identified as Tracts 2, 3, 4, 5, 6A, 6B, 7, and 8 on Schedule 4.11 (the “Appurtenant Easements”), in each case free and clear of all Encumbrances, except for (i) Permitted Encumbrances, and (ii) for such matters which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) The Owned Real Property and the Appurtenant Easements (collectively, the “Real Property”) described on Schedule 4.11 constitute all of the real property interests that are used by the Company in the operation of the Facility.

(c) All water, sewer, gas, electric, telephone, and drainage facilities reasonably necessary for the operation of the Facility as it has been operated over the last twelve (12) months and the Facility site are installed and connected to the Facility site with valid permits. All utilities serving the Facility enter it through publicly dedicated roads or through currently effective public or private easements. To Sellers’ Knowledge, no fact or condition exists that would result in the termination of such utility services to the Facility. The Facility site has access from a publicly dedicated right of way.

(d) No improvements located on the Facility site encroach on any adjacent property and, to Sellers’ Knowledge, no improvements located on adjacent property encroach onto the Facility site.

Section 4.12 No Undisclosed Liabilities. To Sellers’ Knowledge, except as set forth in Schedule 4.12, assuming that all Intercompany Arrangements have been terminated as required by Section 6.14, the

- 23 -	Purchase and Sale Agreement

Company does not have any material liabilities or obligations of any nature, fixed, contingent, accrued or otherwise, liquidated or unliquidated, and whether due or to become due, other than:

(i) the liabilities and obligations of the Company under the Material Facility Contracts;

(ii) liabilities and obligations contemplated by this Agreement;

(iii) liabilities and obligations under or in respect of the Non-Environmental and Environmental Permits;

(iv) Permitted Encumbrances or the requirements of applicable Laws;

(v) Excluded Liabilities;

(vi) liabilities and obligations set forth or referred to in the Balance Sheet; or

(vii) liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business not in violation of any of the provisions of this Agreement and not constituting indebtedness.

Section 4.13 Intellectual Property. Schedule 4.13 sets forth (a) a list of all issued patents and registered trademarks and copyrights owned by the Company and currently used in the operation of the Facility, and (b) all material licenses and rights to use the Intellectual Property of any other Person in the conduct of the business of the Company as presently conducted. To Sellers’ Knowledge, the Seller is not in material default or in breach of the terms and conditions of the material licenses of Intellectual Property set forth in clause (b) of Schedule 4.13. Except as expressly set forth in the agreements identified in clause (b) of Schedule 4.13, or except as expressly set forth in clause (b) of Schedule 4.13, the Company owns, or has the license or right to use all material Intellectual Property used to operate the Facility over the last twelve (12) months, without the need to pay payments, royalty, or other consideration to a third party. To Sellers’ Knowledge, no third party has asserted a claim, complaint, allegation, or charge in writing that the operation of the Facility as presently conducted (or as conducted in the past two years) infringes or misappropriates the Intellectual Property of a third party. To Sellers’ Knowledge, no third party is infringing or misappropriating the Intellectual Property owned by the Company and used in the operation of the Facility.

Section 4.14 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Sellers in such a manner as not to give rise to any valid claim against either Purchaser (by reason of Sellers’ or its Affiliates’ actions) for a brokerage commission, finder’s fee or other like payment to any Person.

Section 4.15 Environmental Matters. Except as set forth in Schedule 4.15:

(a) There has not been a Release of Hazardous Substances on the Owned Real Property or otherwise affecting the Facility (other than Releases involving de minimis quantities of Hazardous Substances or costs that would not reasonably be expected to be material) that: (A) constitutes an unremedied violation of any Environmental Law; (B) currently imposes any Release-reporting obligations on the Company under any Environmental Law that have not been or are not being complied with; or (C) currently imposes any clean-up or remediation obligations of the Company under any Environmental Law;

- 24 -	Purchase and Sale Agreement

(b) The Company and the Facility have been and are currently in material compliance with all Environmental Laws that govern the Facility; and

(c) Set forth in Schedule 4.15(a) is a list of all material environmental permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all environmental Governmental Authorities (collectively, “Environmental Permits”) held by the Company, and to Sellers’ Knowledge, the Environmental Permits so held constitute all Environmental Permits required under the Environmental Laws for the operation of the Facility as currently operated. The Company is in compliance in all material respects with such Environmental Permits, and has not received any written notice that: (A) any such existing Environmental Permit will be revoked; (B) any pending application for any new such Environmental Permit or renewal of any existing Environmental Permit will be denied; or (C) alleging that it is in material violation of any such Environmental Permits.

(d) No notice, complaint or claim has been asserted or threatened by any third party against the Company or Facility relating to the Release of Hazardous Substances, including actual or alleged exposure to Hazardous Substances.

Section 4.16 Tax Matters. Except as set forth in Schedule 4.16, or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to the Company or with respect to its assets have been or will be timely filed (taking into account extensions of time to file) with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b) such Tax Returns (to the extent such Tax Returns relate to the Company or its assets) are or will be true, correct and complete, and all Taxes due by or with respect to the Company or with respect to its assets (regardless of whether required to be shown on a Tax Return) have been or will be timely paid in full;

(c) the Company is not required to file any Tax Returns other than Property Tax Returns in Texas, the Company has not extended or waived the application of any statute of limitations regarding the assessment or collection of any Property Tax in Texas, and the Company has not requested any extension of time within which to file any Property Tax Return;

(d) there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Sellers, threatened against the Company by any taxing authority;

(e) none of the assets of the Company is or will be required to be treated as being (I) owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately before the enactment of the Tax Reform Act of 1986, (II) tax-exempt use property within the meaning of Section 168(h)(l) of the Code, or (III) tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code;

(f) the Company has not agreed to nor is it required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise;

(g) no Governmental Authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or, to Sellers’ Knowledge, a threat that the Company (or any Seller by virtue of the Company’s operations or ownership of the Facility) (A) is or may be subject to taxation by such jurisdiction, or (B) is or may be required to file Tax Returns in such jurisdiction;

- 25 -	Purchase and Sale Agreement

(h) the Company has made available to each Purchaser correct and complete copies of all federal, state, and local Tax Returns filed by or with respect to the Company or with respect to its assets (or the portions thereof that relate solely to the Company or its assets) for all Tax years ended on or after December 31, 2001;

(i) since March 16, 2001 each of the Sellers and the Company has been treated as an entity disregarded as separate from its owner for federal tax purposes; and

(j) the Company has no obligations under any Tax indemnity agreement or arrangement.

Section 4.17 Employee and Benefit Matters.

(a) The Company does not have, and on the Closing Date will not have, any employees. None of Sellers, the Company or the Facility Operator is a party to or is bound by any collective bargaining agreement with respect to any employees assigned to the business of the Company and, to Sellers’ Knowledge, no present union organizing efforts are underway with respect to any such employees and no claim has been made by any union as to the representation of such employees.

(b) Schedule 4.17(b) sets forth a true, correct and complete list, as of the date of this Agreement, of all employees of Sellers and the Facility Operator who provide services in connection with the Facility or the business of the Company (the “Facility Employees”). The list described in the preceding sentence shows each Facility Employee’s name, job title, base salary or base wages, original hire date, service date and employer’s name. No changes in such base salary or base wages for such employees have been made, promised or authorized since January 1, 2004 that are not reflected in Schedule 4.17(b). There are no contracts of employment with any of the Facility Employees.

(c) Except as set forth on Schedule 4.17(c), to Sellers’ Knowledge as of the date of this Agreement, with respect to the Facility Employees, there are no (i) charges of discrimination before any Governmental Authority; (ii) claims for unpaid wages or benefits, including overtime compensation, before any Governmental Authority; (iii) claims for workers’ compensation or occupational disease benefits; (iv) claims for damages, wages, or other relief to or arising from employment, termination from employment or refusal to hire; (v) claims relating to an alleged failure to provide any leave or notice required by the Family and Medical Leave Act or any other Law; or (vi) investigations, citations or complaints by any Governmental Authority. With respect to the Facility Employees, the Facility Operator is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any material unfair labor or unlawful employment practice.

(d) Schedule 4.17(d) includes a true and complete list of each of the following (collectively, the “Benefit Plans”) that is sponsored, maintained or contributed to as of the date hereof by a Seller or the Facility Operator for the benefit of the Facility Employees (or beneficiaries thereof):

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA; and

(ii) each stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and each other employee benefit plan, agreement, arrangement, program, or practice which is not described in Section 4.17(d)(i).

- 26 -	Purchase and Sale Agreement

(e) With respect to the Benefit Plans and any other employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 4.17(d) but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by a Seller or any ERISA Affiliate of a Seller, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by a Seller or any ERISA Affiliate of a Seller, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to each group health plan maintained by a Seller and its ERISA Affiliates, the Seller and its ERISA Affiliates have complied with the continuation of coverage requirements set forth in Section 4980B(f) of the Code, Section 601 et. seq. of ERISA, and applicable state laws.

(f) There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of a Seller or any of its ERISA Affiliates that would be, or could become, a liability following the Closing of the Company or a Purchaser. As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

Section 4.18 No Subsidiaries. The Company does not own or hold, directly or indirectly, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures, or other entities.

Section 4.19 Balance Sheet. An unaudited balance sheet of the Company as of September 30, 2004 (the “Balance Sheet”), and unaudited statements of income for the nine-month period ending on September 30, 2004 are attached hereto as Schedule 4.19. The information contained in such documents, are as of the date thereof, correct in all material respects, were prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present the financial position of the Company as of the date thereof and the results of its operations for the periods then ended. With respect to the period after the date of the Balance Sheet, the books of account and other financial records of the Company are in all material respects complete and have been maintained in accordance with GAAP.

Section 4.20 Insurance. The Company or an Affiliate of the Company carries those Facility Insurance Policies listed or described in Schedule 4.20. Such coverages are in full force and effect as of the execution of this Agreement by Sellers, and will be maintained in full force and effect until the consummation of the Transactions contemplated hereby.

Section 4.21 Regulatory Status. The Company (i) is a “power generation company” within the meaning of Section 31.002(10) of the Texas Utilities Code, (ii) is not subject to regulation as an electric utility or utility company (or similar designation) by any Governmental Authority, and (iii) was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935, as amended (an “EWG”) by order dated May 7, 1999 in Docket No. EG99-90-00. The Facility and the Company have met, and through the Closing Date will continue to meet, all applicable requirements for the maintenance of such EWG status. Neither Seller nor any of its Affiliates is a “registered holding company,” or a “subsidiary company” of a “registered holding company,” or an “affiliate” of a “registered holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.22 Bank Accounts. Schedule 4.22 sets forth an accurate and complete list of the names and locations of all banks, trust companies and other financial institutions at which the Company maintains accounts of

- 27 -	Purchase and Sale Agreement

any nature or safe deposit boxes, and the names of all persons or entities authorized to draw thereon, make withdrawals therefrom or have access thereto, and the names of all persons or entities holding general or specific powers of attorney from the Company.

Section 4.23 Books and Records. The partnership record books and the finance, accounting and operational logs and records of the Company are true and complete in all material respects.

Section 4.24 [Intentionally Omitted]

Section 4.25 Absence of Changes. Unless otherwise disclosed in Schedule 4.25, since September 30, 2004, the Company:

(i) has operated in the ordinary course of business; and

(ii) has not suffered any damage, destruction or loss (casualty or other) to any asset, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect.

Section 4.26 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to Sellers’ Knowledge, threatened against either Seller or the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers represents and warrants to Sellers, as of the date hereof and as of the Closing, as follows:

Section 5.1 Organization and Existence. Each Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Purchasers’ Guarantor is a company duly incorporated and validly existing and in good standing under the laws of England and Wales, and has all requisite corporate power and authority to transact business in such jurisdiction.

Section 5.2 Execution, Delivery and Enforceability. Each of the Purchasers and the Purchasers’ Guarantor has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements which are executed by it, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser and the Purchasers’ Guarantor of this Agreement and the Ancillary Agreements which are executed by it, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of each Purchaser and the Purchasers’ Guarantor, and no other corporate proceedings on the part of any Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, execution and delivery by each of the Sellers of this Agreement and the due authorization, execution and delivery by each Seller and Sellers’ Guarantor of the Ancillary Agreements which are executed by it when executed by such Seller (or Sellers’ Guarantor, in the case of the Sellers’ Guaranty), this Agreement does, and the Ancillary Agreements when executed by each Purchaser and the Purchasers’ Guarantor will, constitute the valid and legally binding obligations of such Purchaser and the Purchasers’ Guarantor, enforceable against such Purchaser and the Purchasers’ Guarantor, as applicable, in accordance with its and their terms, except as such enforceability may be

- 28 -	Purchase and Sale Agreement

limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 5.3 No Violation. Subject to each Purchaser obtaining the Purchasers’ Required Regulatory Approvals and the Purchasers’ Required Consents, neither the execution and delivery by each Purchaser of this Agreement, nor the execution and delivery by any Purchaser or the Purchasers’ Guarantor of the Ancillary Agreements which are executed by it, nor such Person’s compliance with any provision hereof or thereof, nor such Person’s consummation of the transactions contemplated hereby or thereby will:

(a) violate, or conflict with, or result in a breach of any provisions of the articles of incorporation or bylaws of either Purchaser or the memorandum and articles of association of the Purchasers’ Guarantor;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which any Purchaser is a party or by which any Purchaser may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained; or which, individually or in the aggregate, (i) could not reasonably be expected to result, or has resulted, in (A) the institution of legal proceedings to prohibit or restrain the performance by either of the Purchasers of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (B) a material impairment of the ability of either of the Purchasers to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party; or (ii) would not be reasonably likely to prevent, hinder or delay the consummation of the Transactions;

(c) violate in any material respects any material Law, writ, injunction, judgment or decree, applicable to any Purchaser or any of its assets or the Purchasers’ Guarantor; except where such violations will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

(d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent either of the Purchasers from performing its obligations hereunder or under the Ancillary Agreements.

Section 5.4 Compliance with Laws. To Purchasers’ Knowledge, each of the Purchasers has complied in all material respects with Laws, writs, injunctions, decrees and judgments of any Governmental Authority, except for violations or alleged violations that would not be reasonably likely to prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 5.5 Litigation. There is no claim, action, proceeding or investigation pending, or threatened, against or relating to either Purchaser or the Purchasers’ Guarantor before any court, arbitrator, or Governmental Authority, or any judgment, decree or order of any court, arbitrator, or Governmental Authority, except for any such claims, actions, proceedings or investigations which, individually or in the aggregate, (a) could not reasonably be expected to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance by either of the Purchasers of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (ii) a material impairment of the ability of either of the Purchasers to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party; or (b) would not be reasonably likely to prevent, hinder or delay the consummation of the Transactions.

- 29 -	Purchase and Sale Agreement

Section 5.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by each of the Purchasers in such a manner as not to give rise to any valid claim against Sellers (by reason of Purchasers’ or its Affiliates’ actions) for a brokerage commission, finder’s fee or other like payment to any Person.

Section 5.7 Financial Solvency. Each Purchaser is financially solvent, able to pay all debts as they mature, and has now, and at the Closing each Purchaser and Purchasers’ Guarantor will have, liquid capital or committed sources therefor sufficient to permit each Purchaser and Purchasers’ Guarantor to timely perform its obligations hereunder and under the Ancillary Agreements.

Section 5.8 Purchasers’ Qualifications. To Purchasers’ Knowledge, each of the Purchasers is qualified to obtain, and there are no conditions in existence which could reasonably be expected to delay, impede, or condition the receipt by either Purchaser of Purchasers’ Required Regulatory Approvals or Purchasers’ Required Consents. Neither Purchaser has taken, and neither Purchaser will, before or after the Closing, take any action that could be expected to subject the Seller LP or the LP Interest to franchise Tax in the State of Texas.

Section 5.9 No Knowledge of Sellers’ Breach. As of the Effective Date, to Purchasers’ Knowledge as of such date, there is no existing material breach of any representation or warranty made by a Seller or of any other condition or circumstance that would excuse a Purchaser from timely performance of its obligations hereunder or those of Purchasers’ Guarantor under the Purchasers’ Guaranty.

Section 5.10 Purchasers’ Due Diligence. Each Purchaser is an experienced and knowledgeable investor in the U.S. power generation and development business. Prior to entering into this Agreement, each Purchaser was advised by its counsel, accountants, financial advisors and such other Persons it has deemed appropriate concerning this Agreement, and has relied solely on Sellers’ representations and warranties expressly contained herein and in any certificate delivered by Sellers at the Closing and its independent investigation and evaluation of, and appraisal and judgment with respect to, the Company, the business, assets, including the Facility, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company, and the revenue, price and expense assumptions applicable thereto. Each Purchaser hereby acknowledges that the Partnership Interests are not registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Each Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Partnership Interests and has the ability to bear the economic risk of this investment for an indefinite period of time. Nothing in this Section 5.10 or in Section 5.12 shall in any way limit the ability of the Purchasers to rely upon any representation or warranty made herein by the Sellers.

Section 5.11 [Intentionally Omitted]

Section 5.12 Inspection. Each Purchaser acknowledges that, prior to its execution of this Agreement, (i) it or its agents or representatives (collectively, “Agents”), have been afforded access to and the opportunity to inspect, and have inspected, the Facility, and have had the opportunity to conduct all such due diligence investigation of the Facility, the Company, and the Material Facility Contracts, as it deemed necessary or advisable in connection with entering into this Agreement and the Transactions contemplated hereby; (ii) as of the Closing Date, it or its Agents will have inspected the Facility, reviewed the Material Facility Contracts, and conducted all such further due diligence investigations of the Facility and the Company to the extent it or its Agents deem necessary or advisable; and (iii) it is relying only upon Sellers’ representations and warranties expressly contained in this Agreement and in any certificate delivered by Sellers at Closing as to the matters covered thereby and each Purchaser is relying on its own and its Agents’ inspections and investigation in order to satisfy itself as to the condition, suitability, and value of the business, assets (including the Facility), liabilities, results of operations, condition (financial or otherwise) and prospects of the Company.

- 30 -	Purchase and Sale Agreement

ARTICLE 6

COVENANTS OF EACH PARTY

Section 6.1 “As Is” Sale. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLERS SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY SELLERS AT THE CLOSING, EACH OF THE PURCHASERS UNDERSTANDS AND AGREES THAT THE PARTNERSHIP INTERESTS ARE BEING SOLD AND ACQUIRED, AND ALL OF THE ASSETS OF THE COMPANY, INCLUDING THE FACILITY, SOLD AND ACQUIRED THEREBY ARE LIKEWISE BEING SOLD AND ACQUIRED, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS”, AND THAT EACH PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE COMPANY AND SUCH ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY SELLERS AT THE CLOSING, EACH PURCHASER UNDERSTANDS AND AGREES THAT EACH SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AS TO LIABILITIES, OPERATION OF THE ASSETS OF THE COMPANY, INCLUDING THE FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF SUCH ASSETS OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF THE COMPANY, RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE PARTNERSHIP INTERESTS OR SUCH ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR ANY PART THEREOF, NON-INFRINGEMENT THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY SELLERS AT THE CLOSING, EACH PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL WHATSOEVER PROVIDED BY OR COMMUNICATION MADE BY A SELLER OR ANY REPRESENTATIVE OF A SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY.

Section 6.2 Efforts to Close; Updating.

(a) Subject to the terms and conditions herein, each of the Parties hereto shall use its commercially reasonable efforts to consummate and make effective the Transactions contemplated hereby, as soon as reasonably practicable, and in any event on or prior to December 31, 2004, including the satisfaction of all conditions thereto set forth herein; provided, however, that this shall in no way affect or modify the Parties’ respective termination rights under Section 10.1. Such actions shall include exerting their commercially reasonable efforts to obtain each of the consents, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Transactions contemplated hereby, including, in the case of Sellers, the Sellers’ Required Regulatory Approvals and the Sellers’ Required Consents, and in the case of the Purchasers, the Purchasers’ Required Regulatory Approvals and the Purchasers’ Required Consents, and effecting all other necessary registrations and filings, including filings under applicable Laws, including the HSR Act, and all other necessary filings with any Governmental Authority, including FERC. All appearances, presentations, briefs, and proposals made or submitted by or on behalf of either Party before any regulatory authority in connection with the approval of this Agreement, the Transactions and the Ancillary Agreements shall be subject to the joint approval or disapproval in advance and the joint control of each Purchaser and Seller, acting with the advice of their respective counsel, and each Party will consult and fully cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any such appearance, presentation, brief, or proposal, provided that nothing will prevent a Party from responding to a subpoena or other legal process as required by law or submitting factual

- 31 -	Purchase and Sale Agreement

information in response to a request therefor. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(b) The Parties shall promptly notify each other of any changes or additions to any of their respective Schedules to this Agreement, if any, as of a reasonably current date prior to the Closing, but in any event at least once not later than three (3) Business Days prior thereto. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless the Party being so notified specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by any Party of any condition set forth in this Agreement.

Section 6.3 Expenses. Whether or not the Transactions contemplated hereby are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, (i) all Transfer Taxes incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid as provided in Section 6.6(a); and (ii) all governmental filing fees incurred in connection with compliance with the HSR Act shall be borne equally by Sellers, on the one hand, and by Purchasers, on the other hand. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 6.4 Conduct Pending Closing. Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless the Purchaser GP shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions (i) which are required by Law; (ii) are reasonably taken in connection with any emergency or other force majeure event; (iii) arise from or are related to any of the Excluded Assets or the Excluded Liabilities or are necessary for the anticipated transfer of the Partnership Interests; or (iv) are otherwise contemplated by this Agreement or disclosed in Schedule 6.4; Sellers shall cause the Company and, with respect to paragraphs (a), (f), and (g), below the Facility Operator to:

(a) Operate and maintain the Facility in all material respects in accordance with the ordinary course of business consistent with past practices and Good Operating Practices;

(b) Not sell, lease, transfer, or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties of the Company or the sale of capacity, energy or services, except (i) sales of capacity, energy or services in the ordinary course of business consistent with past practices and which do not extend beyond December 31, 2004 (or, if earlier or later, the anticipated Closing Date) or (ii) where the Company has been instructed by ERCOT pursuant to the ERCOT out-of-order merit protocols to run the Facility or reserve the Facility’s capacity;

(c) Not (i) make any distributions in respect of, or issue any of, its partnership interests or securities convertible into its partnership interests, or repurchase, redeem, or otherwise acquire any such partnership interests or make or propose to make any other change in its capitalization; provided, however, that on or before the Closing Date, Sellers shall have the right to cause the Company to distribute to the Sellers and their Affiliates any or all of the Excluded Assets and the Excluded Liabilities held by the Company;

(d) Not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the Company’s business or operations;

- 32 -	Purchase and Sale Agreement

(e) Not change its accounting policies or practices (including any change in depreciation or amortization policies), except as required under GAAP and disclosed in writing to each Purchaser, and not change its federal tax classification as a disregarded entity;

(f) Not (i) enter into any employment agreement not terminable by the Company at will and without cost to the Company, (ii) grant or increase any bonus, base salary, base wage, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment of any Facility Employee, other than payment prior to the Closing of the amounts specified in Section 6.16(b) and base wage and salary increases not to exceed five percent (5%) of the 2004 base wage or salary, as applicable, for such Facility Employee, effective as of December 2004 or January 2005, provided, however, that the aggregate total of all such base wage or salary increases for all Facility Employees shall not exceed 3% of the aggregate 2004 wages and salaries of the Facility Employees, or (iii) terminate the employment of any Facility Employee without cause;

(g) Not (i) create any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA or (ii) amend in any material respect any Benefit Plan;

(h) Not grant any express Encumbrance on any assets of the Company, except for Permitted Encumbrances;

(i) Maintain in force and effect the material property and liability insurance policies related to the Facility;

(j) Not take any action which would cause any of Sellers’ representations and warranties set forth in Article 4 to be incorrect in any material respect as of the Closing;

(k) Not enter into any contract or agreement, or modify any contract or agreement, with any Governmental Authority having responsibility for Taxes;

(l) Use commercially reasonable efforts to maintain in full force and effect all Environmental Permits and Non-Environmental Permits held by the Company;

(m) Not grant any express waiver of any material term under, or give any material consent with respect to, any Material Facility Contract or otherwise cancel any material debt owing to, or expressly waive any material claim or right of, the Company;

(n) Not incur, create, assume or otherwise become liable for indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person, other than trade payables incurred in the ordinary course of business or accounts payable pursuant to any Material Facility Contract;

(o) Not enter into, terminate or amend any Contract that is or would constitute a Material Facility Contract;

(p) Cause to be paid when due all Taxes imposed on the Company or the Facility, except for any such Taxes that the Company contests in good faith and for which adequate reserves are maintained in accordance with GAAP;

(q) Not amend or modify its formation documents;

- 33 -	Purchase and Sale Agreement

(r) Not sell or otherwise transfer emission credits held for the use of the Facility or the Company, except as required by applicable Environmental Laws;

(s) Provide a written weekly report regarding the operation of the Facility for the preceding week setting forth any material occurrences and a description thereof similar in form and substance with reports produced in accordance with past practices;

(t) Upon reasonable prior notice to the Sellers, allow the Purchasers, their agents, and representatives access to (i) the Facility, including the access contemplated in the Transition Services Agreement and (ii) the books, records, Contracts, and documents of Sellers (relating to the Company and its business) and the Company, including the access contemplated in the Transition Services Agreement;

(u) Not purchase any individual item of Inventory involving total consideration in excess of U.S.$50,000 or Inventory purchases that in the aggregate are in excess of $100,000 or acquire or commit to purchase any Inventory except in the ordinary course of business and such that the total value of Inventory shall not be more than U.S.$50,000 greater than the value of the Inventory on the September 30 Inventory Schedule;

(v) Not enter into any agreement for the purchase of gas for delivery to the Facility except for purchases of gas in the ordinary course of business consistent with past practices and which do not involve delivery beyond December 31, 2004 (or, if earlier or later, the anticipated Closing Date); and

(w) Not agree or commit to take any action inconsistent with any of the foregoing;

provided, that nothing in this Section shall (i) obligate Sellers to make or cause the Company to make expenditures other than in the ordinary course of business consistent with past practices and Good Operating Practices or to otherwise suffer any economic detriment; or (ii) preclude Sellers, or the Company from instituting, participating in or completing any program designed to promote compliance or comply with Laws or other good business practices with respect to the Facility.

Section 6.5 Regulatory Approvals.

(a) Subject to Section 6.1, as promptly as practicable but in no event later than December 1, 2004, Sellers and Purchasers shall file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) Without limiting the generality of each Purchaser’s undertakings pursuant to Section 6.5(a), each Purchaser and with respect to clauses (ii) and (iii) each Seller shall:

(i) take promptly all reasonable actions to resolve any concerns on the part of any Governmental Authority having jurisdiction under any applicable Law related to such Purchaser’s acquisition of the Partnership Interests, including entering into negotiations, providing information, making proposals and entering into and performing agreements; provided, however, that nothing in this Agreement shall require either Purchaser, its Affiliates, or the Company to dispose of or sell assets or properties, hold separate particular assets or categories of assets, or businesses, or agree to dispose of or hold separate one or more assets or properties or to take any other action that could have a material adverse impact on either Purchaser, its Affiliates, or the Company;

- 34 -	Purchase and Sale Agreement

(ii) use commercially reasonable efforts (including taking the steps contemplated by Section 6.5(b)(i)) to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the Transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation; and

(iii) take promptly, in the event that an injunction or order of the type identified in Section 6.5(b)(ii) has been issued in such a proceeding, any and all commercially reasonable steps, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.5(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(c) Subject to Section 6.1, from and after the Closing, Purchaser GP shall have the primary responsibility for securing the transfer, reissuance or procurement of Environmental Permits and Non-Environmental Permits to the extent required by Law. Seller GP shall cooperate (at no cost to Sellers) with Purchaser GP’s efforts in this regard and assist in any transfer or reissuance of such Environmental Permits and Non-Environmental Permits for a period of six (6) months following Closing.

Section 6.6 Tax Matters.

(a) All Transfer Taxes (if any) incurred in connection with this Agreement and the Transactions contemplated hereby (whether imposed on Sellers, or Purchasers) shall be paid by Purchasers if and when due. Purchaser GP will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Sellers will be entitled to review such returns in advance and such Tax Returns shall be subject to Sellers’ approval (which shall not be unreasonably withheld or delayed). To the extent required by applicable Law, but subject to such review and approval, Sellers or any of their Affiliates will join in the execution of any such Tax Returns or other documentation.

(b) With respect to Property Taxes:

(i) Purchaser GP shall prepare and timely file all Tax Returns that include periods prior to the Closing but are required to be filed after the Closing with respect to the assets of the Company, if any, and shall duly and timely pay all Property Taxes arising from the filing of such Tax Returns. Purchaser GP shall make such Tax Returns available for Sellers’ review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Sellers’ failure to approve any such Tax Returns shall not limit Purchaser GP’s obligation to timely file such Tax Returns and duly and timely pay all Taxes due as a result of filing such Tax Returns.

(ii) Sellers shall prepare and timely file all Tax Returns required to be filed prior to the Closing with respect to the assets of the Company, if any, and shall duly and timely pay all Property Taxes arising from the filing of the Tax Returns. Seller shall make such Tax Returns available for the Purchaser GP’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that the Purchaser GP’s failure to approve any such Tax Returns shall not limit Sellers’ obligation to timely file such Tax Returns and duly and timely pay all Property Taxes due as a result of filing such Tax Returns.

(iii) The Property Taxes assessed on the assets of the Company for the applicable taxable year in which the Closing occurs shall be allocated to the portion of such applicable

- 35 -	Purchase and Sale Agreement

taxable year ending on the Closing Date based upon the ratio of the number of days in such applicable taxable year through the Closing Date to the total number of days in such applicable taxable year times the amount of the Property Taxes paid by the Company for such applicable tax year. If the Closing Date occurs after December 31, 2004, then not less than thirty (30) Business Days prior to the due date for the payment of the Property Taxes for 2005, Purchasers shall provide Sellers with copies of the applicable Property Tax invoices received by the Company. No later than fifteen (15) Business Days prior to the due date for the payment of the Property Taxes for such taxable year, Sellers shall pay to Purchaser GP the portion of such Property Taxes so allocated to the portion of such taxable year ending on the Closing Date (but only to the extent such portion has not been accounted for in the Adjusted Purchase Price).

(c) All items of income, gain, loss, deduction and credit with respect to the operations of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date shall be reported on the consolidated federal income tax return that includes TECO Wholesale Generation, Inc. for such period. All Tax Returns, if any, other than those described in Section 6.6(a) or 6.6(b) or the preceding sentence, that are required to be filed by the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date shall be filed by Sellers and all Taxes, if any, due as a result of filing such Tax Returns shall be paid by Sellers.

(d) The Purchasers and the Sellers shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain (for the period required under Section 6.11) and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with Section 6.9.

(e) After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes (“Tax Proceeding”) relating to a Tax period ending on or before the Closing Date for which any Seller is or may be liable pursuant to this Agreement, Purchasers shall inform the Sellers within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford the Sellers, at the Sellers’ expense, the opportunity to control the conduct of such Tax Proceedings. Purchasers shall execute or cause to be executed powers of attorney or other documents necessary to enable the Sellers to take all actions reasonably desired by the Sellers with respect to such Tax Proceeding. The Sellers shall have the right to control, in its sole discretion, any such Tax Proceedings, including selection of counsel and selection of a forum for such contest, and to initiate any claim for refund, file any amended return, or take any other action which it deems appropriate with respect to such Taxes; provided however, that such Seller may not settle any Tax Proceeding without the Purchaser GP’s written consent (which consent shall not be unreasonably withheld or delayed) if such settlement is reasonably expected to materially and adversely affect the Company following the Closing Date. Neither Purchaser shall enter into any agreement with the relevant Governmental Authority pertaining to such Taxes without the written consent of the Sellers; provided, however, that either Purchaser may, without the written consent of the Sellers, enter into such an agreement, provided that such Purchaser shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes. In the event of any conflict between the provisions of this Section 6.6(e) and any other provision of this Agreement, the provisions of this Section 6.6(e) shall control.

(f) Any refund of Taxes actually paid with respect to Taxes attributable to the Company shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Sellers if attributable to Taxes with respect to any Tax year ending on or before the Closing Date (or for any Tax year beginning before and ending after

- 36 -	Purchase and Sale Agreement

the Closing Date to the extent allocable (determined in a manner consistent with Section 6.6(b) or 6.6(c), as applicable) to the portion of such period beginning before and ending on the Closing Date); provided, however, that, if any such refund, or the right to receive such refund, of Taxes previously resulted in an increase to the Purchase Price paid to the Sellers under this Agreement, such refund shall not, when such refund is paid or utilized to offset other Taxes, result in a duplicate payment to the Sellers pursuant to this Section 6.6(f); and (ii) to the Purchasers if attributable to Taxes with respect to any Tax year beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.6(b) or 6.6(c), as applicable), to the portion of such period beginning after the Closing Date. Any payment of a Tax refund by the Party receiving such refund (or the benefit thereof) shall include any interest received from (or credited by) the applicable Governmental Authority with respect to such Tax refund and shall be net of any Tax liability incurred by such Party by reason of its receipt of such Tax refund or interest.

(g) In the event that a dispute arises between Sellers and Purchasers as to the amount of any Taxes under this Section 6.6, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days after initially arising, the Parties shall submit the dispute to the Independent Accounting Firm for resolution which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Sellers and the Purchasers. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

Section 6.7 Risk of Loss.

(a) Between the date hereof and the Closing, all risk of loss or damage to the assets and properties of the Company, including the Facility, shall be borne by Sellers. As of the Closing, all risk of loss or damage to the assets and properties of the Company, including the Facility, shall be borne by Purchasers.

(b) Notwithstanding the foregoing, if any loss or damage to the Facility has occurred or occurs, or any condemnation or eminent domain proceeding against all or any portion of the Facility has been initiated or is initiated, after September 30, 2004, then if the Closing occurs, Sellers shall, and shall cause each of their respective Affiliates to, assign to the Company or the Purchasers at the Closing any and all proceeds (or the rights to the proceeds) of any insurance covering the Facility to which Sellers or such Affiliates may be entitled as a result of such loss or damage and any and all claims, settlements, or proceeds thereof related to such proceedings to which Sellers or such Affiliates may be entitled.

Section 6.8 Insurance. Each Purchaser acknowledges and agrees that, effective upon the Closing, the Facility Insurance Policies shall be terminated or modified to exclude coverage of the Company and the Facility by Sellers, and, as a result, the Purchasers shall be obligated at or before Closing to obtain at their sole cost and expense replacement insurance, including insurance required by any third party to be maintained by or for the benefit of the Company. Each Purchaser further acknowledges and agrees that it may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the business of the Company following the Closing.

Section 6.9 Announcements; Confidentiality. The Parties acknowledge that from and after the Effective Date, no press release or other public announcement, or public statement or comment in response to any inquiry, relating to the Transactions contemplated by this Agreement shall be issued or made by any Purchaser or Seller, or their respective Affiliates, without the joint written approval of both Purchasers and Sellers; provided, that a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section 6.9 if it is made in order for the disclosing Party

- 37 -	Purchase and Sale Agreement

or any of its Affiliates to comply with applicable Laws or stock exchange policies and regulations or to comply with Section 6.5, and in the reasonable judgment of the Party making such release or announcement, is based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Laws or policies or to comply with Section 6.5; and provided, further, that in all instances prompt written notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment. Unless previously approved in writing by the other Party, each Party shall keep confidential all information (whether in oral or written form, electronically stored or otherwise) (i) obtained from or on behalf of the other Party either before or after the date of this Agreement; (ii) related to the Purchasers’ proposed purchase of the Partnership Interests, Sellers’ proposed sale of the Partnership Interests, the contents of this Agreement and the Ancillary Agreements, or the negotiation of this Agreement and the Ancillary Agreements; or (iii) related in any way whatsoever to this Agreement or the Ancillary Agreements (referred to herein collectively as “Confidential Information”). Notwithstanding the above, (a) a Party may disclose the Confidential Information to its management group, professional advisors (including lenders and prospective financing sources and their respective counsel), employees, agents, or representatives who need to know such Confidential Information to evaluate the Transactions contemplated hereby, are informed of its confidential nature, and agree to abide by this Section 6.9 and (b) from and after the Closing, any information about the Company and the Facility shall, with respect to the Purchasers, no longer constitute Confidential Information. If a Party is compelled to disclose Confidential Information by judicial or administrative process or by any other requirements of Law, or disclosure is reasonably necessary to obtain the approval of any Governmental Authority or third party necessary to consummate the Transactions contemplated hereby, the Party will provide the other Party with prompt written notice of any such request or requirement and assist the other Party, at the other Party’s expense, in obtaining an appropriate protective order or other appropriate remedy or waive compliance with this Section 6.9; provided, however, whether or not such order or other remedy is obtained, the Party requested or required to disclose Confidential Information shall disclose only that portion of the Confidential Information that it is advised by counsel that it is legally required to so disclose or that is necessary to obtain the applicable approval, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. Upon the written request of a Party, the other Party shall return or destroy promptly, at the request and option of the Party, all originals and copies of written or recorded Confidential Information provided to such Party by or on behalf of the other Party and no such Confidential Information shall be used by such Party, or its employees, agents or representatives, in the business or operations of any Person. Notwithstanding the foregoing, (1) each Party’s obligations under this Section 6.9 shall not apply to any information or document insofar as it (A) was already known by such Party prior to the date of disclosure hereunder; (B) becomes available to the public other than as a result of a disclosure by the other Party in violation of this Agreement or other obligation of confidentiality under which such information may be held; or (C) becomes available to the Party on a non-confidential basis from a source other than the other Party or its officers, directors, employees, representatives or agents, and (2) except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the Schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Confidentiality Agreement shall be superseded by this Agreement effective as of the Effective Date, and the Parties’ obligations under this Section 6.9 shall survive the termination of this Agreement.

Section 6.10 Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party shall, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.

Section 6.11 Post Closing – Information, Records and Certain Intellectual Property.

(a) For a period of seven (7) years after the Closing (or, if requested in writing by Sellers within seven (7) years after the Closing, until the closing of the examination of Sellers’ federal income Tax Returns

- 38 -	Purchase and Sale Agreement

for all periods prior to and including the Closing) neither Purchaser will dispose of any books, records, documents or information reasonably relating to the Company delivered to it by Sellers without first giving notice to Sellers thereof and permitting Sellers to retain or copy such books and records as it may select. During such period, the Purchaser GP will (i) permit Sellers to examine and make copies, at Sellers’ expense, during normal business hours and upon reasonable notice, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Sellers, responding to a request for information from any Governmental Authority, or the preparation of income or other Tax Returns; provided, however, that all such examinations by Sellers shall occur and all such access shall be provided to Sellers at times and places reasonably set by the Purchaser GP, and in no event shall Sellers interfere with the Purchaser GP’s operation of the Facility or the conduct of its business.

(b) With respect to Intellectual Property identified on Schedule 4.13, Sellers will make the transfers and take the other actions contemplated on Schedule 4.13 at the Closing or as soon as possible thereafter and will use commercially reasonable efforts to obtain any consents to such transfers as may be necessary, provided Purchaser is responsible for any out-of-pocket expenses associated therewith.

(c) If privileged and/or attorney work product documents or information not relating to the Facility or the Company, including communications between Sellers and their counsel, are disclosed to either Purchaser in the books, records, documents or other information delivered by Sellers, each of the Purchasers agrees (i) such disclosure is inadvertent; (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product; (iii) such information will constitute confidential information subject to the provisions of Section 6.9; and (iv) it will promptly return to Sellers all copies of such books, records, documents or other information in the possession of either Purchaser or its Affiliates, agents, employees or representatives (including lenders and financial advisors).

(d) (i) At Closing, Sellers shall (A) deliver to Purchasers or cause to be present at the Facility originals of all finance and accounting logs and records (other than any finance and accounting books, logs and records that are not closed prior to Closing), all material partnership record books, copies of all Environmental Permits and Non-Environmental Permits, and all finance, accounting and operational logs and records (including working policies and procedures, operating manuals, past reports, environmental compliance policies, procedures, reporting templates and historical data (including data from CEMS databases) and health and safety policies and practices) of the Company and of the Sellers and their Affiliates, including the Facility Operator, relating solely or primarily to the Facility or the Company and (B) transfer to the Company or Purchasers all information, data and records associated with the matters described in clause (d)(i)(A) above in accordance with the procedures developed pursuant to the Transition Services Agreement.

(ii) (A) Within a reasonable period (not to exceed 15 Business Days) after the Closing Date, Sellers shall deliver to Purchasers all originals of any other books, logs and records of the Company, the Sellers, and the Facility Operator, relating solely or primarily to the Company or the Facility and not delivered pursuant to clause (d)(i) above, as well as copies of all books, logs and records of the Sellers and their Affiliates, including the Facility Operator, that relate to the Company or the Facility and do not relate solely to the Sellers or such Affiliate, as applicable, and (B) within a reasonable period of time after the Closing Date, Sellers shall cause the transfer to the Company or Purchasers of all information, data and records associated with the matters described in clause (d)(ii)(A) above in accordance with the procedures developed pursuant to the Transition Services Agreement.

Section 6.12 [Intentionally Omitted]

Section 6.13 Use of TECO Marks. TECO Marks will appear on some of the assets of the Company, including on signage at the Facility, and on supplies, materials, stationery, brochures, advertising materials, manuals

- 39 -	Purchase and Sale Agreement

and similar consumable items of the Company. Each Purchaser acknowledges and agrees that it has and, upon consummation of the Transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the TECO Marks; provided, however, that the Purchasers shall be authorized to continue to use (a) for internal purposes only and not for public use, tangible materials bearing such TECO Marks (including manuals) used by Sellers prior to Closing for up to six (6) months following the Closing, and (b) externally visible assets of the Company, including signage at the Facility, for up to ninety (90) days after the Closing Date. Notwithstanding the foregoing, use of the TECO Marks shall remain under the control of the Sellers. Subject to the terms of the preceding sentence, the Purchaser GP shall, (i) within ninety (90) days after the Closing Date, remove the TECO Marks from the assets of the Company, including signage at the Facility, and provide written verification thereof to Sellers promptly after completing such removal. Each Purchaser agrees never to challenge Sellers’ (or its Affiliates’) ownership of the TECO Marks or any application for registration thereof or any registration thereof or any rights of Sellers or their Affiliates therein as a result, directly or indirectly, of its ownership of the Company. Neither of the Purchasers will conduct any business nor offer any goods or services under any TECO Marks. Nothing in this Section 6.13 shall be construed to require Purchaser to remove or delete the TECO Marks from the tangible and digital historical books and records of the Company or to prevent Purchasers from any fair or nominative use of the TECO Marks as may be allowed by Law. Except as provided in this Section 6.13, neither of the Purchasers will send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any TECO Marks or otherwise operate the Company in any manner which would or might reasonably be expected to confuse any Person into believing that either of the Purchasers has any right, title, interest or license to use any TECO Marks.

Section 6.14 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Transactions contemplated by this Agreement exclude, and prior to the Closing Date, Sellers shall use commercially reasonable efforts to cause the Company to transfer to Sellers or any of their Affiliates (other than the Company), unless otherwise agreed to in writing by each Purchaser, the following (the “Excluded Assets”):

(a) any and all of the Sellers’, Company’s, or their respective Affiliates’ rights arising under any Intercompany Arrangements;

(b) the assets listed or described on Schedule 6.14 (it being understood, however, that Sellers shall not be required to transfer any claims associated with item 10 on Schedule 6.14);

(c) subject to Section 6.7(b), all Facility Insurance Policies and rights under any Facility Insurance Policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date, and all rights to any proceeds payable under any such policy; and

(d) the TECO Marks.

Sellers’ representations and warranties in this Agreement or in any certificate delivered by Sellers at the Closing shall not apply to any of the Excluded Assets described in clauses (a) through (d) of the preceding sentence. Sellers shall cause all Intercompany Arrangements to be either transferred to Sellers or their Affiliates (other than the Company), or cancelled and terminated prior to or concurrently with the Closing. If any Excluded Assets are not transferred to Sellers or any Affiliates of Sellers (other than the Company) at or prior to Closing, Sellers shall continue to use commercially reasonable efforts to transfer such Excluded Assets after Closing.

Section 6.15 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements, the Transactions contemplated by this Agreement exclude, and prior to the Closing Date Sellers shall use commercially reasonable efforts to cause the Company to transfer to Sellers or any of their Affiliates (other than the Company) the following (the “Excluded Liabilities”):

(a) any liabilities or obligations of the Company in respect of any Excluded Asset;

- 40 -	Purchase and Sale Agreement

(b) any Taxes payable by Sellers pursuant to Section 6.6; and

(c) the liabilities listed or described on Schedule 6.15 (it being understood, however, that Sellers shall not be required to transfer any liabilities associated with item 7 on Schedule 6.15).

Sellers’ representations and warranties in this Agreement or in any certificate delivered by Sellers at the Closing shall not apply to any of the items described in clauses (a) through (c) of the preceding sentence. If any Excluded Liabilities are not transferred to Sellers or any Affiliates of Sellers (other than the Company) at or prior to Closing, Sellers shall continue to use commercially reasonable efforts to transfer such Excluded Liabilities after Closing.

Section 6.16 Employee Matters.

(a) The Purchaser GP may offer employment that would commence not earlier than the date of termination of the Facility Operating Agreement to any employee of the Facility Operator, on such terms and conditions as the Purchaser GP may reasonably determine, but the Purchaser GP shall not be obligated to do so pursuant to this Agreement (any employee of the Facility Operator who accepts the Purchaser GP’s offer of employment is referred to herein as a “Transferred Employee”). Notwithstanding the foregoing, effective as of the date of hire of each Transferred Employee, the Purchaser GP shall make available to such Transferred Employee (and such Transferred Employee’s eligible dependents) group health plan participation and benefits on terms no less favorable than the group health plan participation and benefits provided by the Purchaser GP and its Affiliates to their similarly situated employees, and the Purchaser GP shall waive or cause to be waived all pre-existing coverage exclusions or limitations otherwise applicable under such plan to such Transferred Employee (and their eligible dependents) effective as of such hire date to the extent such exclusions or limitations are not applicable with respect to such Transferred Employee (and his or her eligible dependents) under the Facility Operator’s group health plan in which such Transferred Employee participated immediately prior to such employment by the Purchaser GP.

(b) If a Transferred Employee’s termination of employment with the Facility Operator (other than for cause) occurs prior to January 1, 2005, then, on or before the date of such termination, Sellers shall take any necessary action to cause such Transferred Employees to be deemed to be employed as of December 31, 2004 for purposes of determining the employer contributions (including matching contributions) to be made on such Transferred Employee’s behalf under the TECO Energy Group Retirement Savings Plan (the “Seller Savings Plan”). Sellers shall cause each Transferred Employee to be permitted to elect on the date of his or her termination of employment with the Facility Operator (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Seller Savings Plan to a defined contribution plan designated by the Purchasers (the “Purchaser Savings Plan”), and Sellers shall cause the Seller Savings Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after such date the promissory notes and other loan documentation, if any, of each Transferred Employee who has elected such a direct rollover in accordance with the procedures prescribed by Sellers. Sellers shall take such actions, if any, as are necessary to permit the continuation of loan repayments by Transferred Employees to the Seller Savings Plan during the 90-day period beginning on the date of termination of the Facility Operating Agreement; provided, however, that if a Transferred Employee makes a direct rollover election as described in this Section 6.16(b) within such 90-day period, then the Seller Savings Plan shall continue to accept loan repayments from such Transferred Employee until the date of such direct rollover. Purchasers shall cause the Purchaser Savings Plan to accept the direct rollover of electing Transferred Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller Savings Plan. Sellers represent, warrant and agree with respect to the Seller Savings Plan, and Purchasers represent, warrant and agree with respect to the Purchaser Savings Plan, that, as of each date of a rollover described in this Section 6.16(b), such plan (i) is intended to satisfy the requirements of Sections 401(a), (k), and (m) of the Code and (ii) will have

- 41 -	Purchase and Sale Agreement

received, or a pending application will have been timely filed for, a favorable determination letter from the Internal Revenue Service regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the GUST remedial amendment period. Sellers shall pay or cause to be paid to each Transferred Employee an additional payment equal to six percent (6%) of such Transferred Employee’s 2004 annual base salary or wages, which payment shall be made not later than the Closing Date.

(c) Sellers shall provide, or cause to be provided, COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Sellers shall take any and all necessary actions to ensure that Purchasers, the Company and their respective Affiliates are not required to provide such continuation coverage to any such individual at any time.

Section 6.17 Additional Covenants.

(a) The Purchasers hereby agree with and covenant to Sellers that:

(i) Prior to consummation of the Transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Sellers otherwise consent in writing, the Purchasers shall not take any action which would cause any of the Purchasers’ representations and warranties set forth in Article 5 to be materially false as of the Closing; and

(ii) Each of Purchaser GP and Purchaser LP is jointly and severally liable for the obligations arising under this Agreement of each of Purchaser GP and Purchaser LP individually, and Purchasers collectively.

(b) The Sellers hereby agree with and covenant to Purchasers that each of the Seller GP and Seller LP is jointly and severally liable for the obligations arising under this Agreement of each of Seller GP and Seller LP individually, and Sellers collectively.

Section 6.18 Seller Guaranties. The Purchasers shall cause the release of the Seller Guaranties identified in items 1 and 3 on Schedule 6.18 and any obligations or liabilities related thereto as to each Seller and each Affiliate of Sellers bound thereby or obligated thereunder, effective as of and for periods from and after the Closing. Effective at any time as of or after the Closing, Sellers or their Affiliates shall have the right to terminate any Seller Guaranty identified on Schedule 6.18.

Section 6.19 CT1 Outage. Schedule 6.19 sets forth the material parts and services to be used by the Company, or by Sellers on behalf of the Company, in connection with the maintenance work being performed on Combustion Turbine 1 at the Facility resulting from the hot gas path outage (the “CT1 Outage”). Sellers covenant and agree to use commercially reasonable efforts to complete repairs in respect of the CT1 Outage on or before December 21, 2004 or as soon as practicable thereafter. During the course of conducting such repairs, and in addition to any other right of access to or inspection of the Facility set forth herein or in the Transition Services Agreement, Sellers shall provide Purchasers, their agents and representatives access to the Facility upon reasonable prior notice to monitor the progress of repairs, reassembly and re-commissioning concerning the CT1 Outage.

Section 6.20 Non-Transferred Excluded Matters.

(a) Purchasers acknowledge that despite Sellers’ commercially reasonable efforts set forth in Sections 6.14 and 6.15 to transfer the Excluded Assets and Excluded Liabilities from the Company to Sellers or any

- 42 -	Purchase and Sale Agreement

of their Affiliates (other than the Company) prior to the Closing Date, Sellers may be unable to complete all such assignments due to reasons beyond their control. Purchasers further acknowledge that the inability of Sellers to have any such Excluded Asset or Excluded Liability transferred from Company for such reasons shall not delay Closing. Any Excluded Asset or Excluded Liability that Sellers are unable to transfer by the Closing Date, despite their commercially reasonable efforts (but excluding item 10 on Schedule 6.14 and item 7 on Schedule 6.15), shall be referred to as a “Non-Transferred Excluded Matter”. In the event of a Non-Transferred Excluded Matter, Purchasers shall permit Sellers to exclusively direct and manage the Company’s participation in all litigation, claims, and/or bankruptcy or other proceedings involving such Non-Transferred Excluded Matters, whether existing on the Closing Date or arising thereafter. Purchasers shall also permit Sellers to settle or compromise on behalf of the Company any Non-Transferred Excluded Matter in their sole discretion, provided that such settlement or compromise shall result in a complete release of the Company and shall not require the Company to admit liability without Purchasers’ consent, which Purchasers may withhold in their sole discretion, or assume any obligation other than the payment of money for which Sellers’ shall be responsible, and shall promptly pay Sellers any proceeds or recoveries received in connection with the Non-Transferred Excluded Matters. Purchasers shall, at Sellers’ expense: (i) cause any Person under its reasonable control with knowledge of relevant facts pertaining to Non-Transferred Excluded Matters to provide assistance to Sellers as reasonably requested by Sellers (and at Sellers’ expense); and (ii) provide any relevant books, records, or other information of the Company to Sellers, as reasonably requested by Sellers, in connection with Non-Transferred Excluded Matters.

(b) The Parties acknowledge that Sellers are the real parties in interest in connection with (i) any right of the Company to receive payment in respect of any Pre-Closing ERCOT Settlements and resettlements associated with power or gas sales or purchases prior to the Closing (as identified on item 10 on Schedule 6.14); and (ii) any obligation of the Company to make payment in respect of any Pre-Closing ERCOT Settlements and resettlements associated with power or gas sales or purchases prior to the Closing (as identified on item 7 on Schedule 6.15) (the matters identified in clauses (i) and (ii) are collectively referred to as the “Pre-Closing ERCOT Settlements”). The Parties further acknowledge that Purchasers shall cause the Company from and after the Closing to use its commercially reasonable efforts to act on behalf of Sellers and implement instructions of Sellers in connection with Pre-Closing ERCOT Settlements, at Sellers’ expense, and that Sellers shall have the right to exclusively direct and manage such participation of the Company in the Pre-Closing ERCOT Settlements after the Closing, provided, however, that in no event shall either Purchaser or the Company be required to comply with any direction by Sellers in connection with a Pre-Closing ERCOT Settlement that (x) violates, or that could cause the Company, the Purchasers or any of the Purchasers’ Affiliates to violate, any Law, writ, injunction, decree or judgment of any Governmental Authority (including, for the avoidance of doubt, the ERCOT protocols), (y) involves any liability or exposure for payment of money for which Sellers shall not be responsible or (z) would be inconsistent with the Company’s ordinary course of business in connection with similar types of claims in a way that would, in the reasonable good faith judgment of Purchasers, materially harm the Company or its business. In the event the Company receives any payment from ERCOT or any credit from ERCOT against future amounts to be paid by the Company to ERCOT after the Closing in connection with a Pre-Closing ERCOT Settlement, the Purchasers shall cause the Company to remit such payment or the amount of such credit to Sellers promptly following receipt along with identification of the settlements or resettlements with ERCOT to which such payment or credit relates. If after the Closing the Company is required to pay any amount to ERCOT in connection with a Pre-Closing ERCOT Settlement or if ERCOT charges any amount in respect of a Pre-Closing ERCOT Settlement against future amounts to be paid by ERCOT to the Company, the Company shall provide written notice to Sellers identifying the amount of such required payment or charge and the settlements or resettlements with ERCOT to which such payment or charge relates, and Sellers shall remit an amount equal to the amount of such required payment or charge to Purchasers promptly following receipt of such notice. Purchasers shall have no obligation to Sellers to make any such required payment to ERCOT unless and until Sellers remit the amount described in the preceding sentence, provided, however, that if Purchasers pay such required amount prior to receipt of funds from Sellers, Sellers shall nonetheless be obligated to reimburse Purchasers for the amount so paid by Purchasers.

- 43 -	Purchase and Sale Agreement

Purchasers shall cause the Company to promptly provide to Sellers copies of all notices (including any data client report for the trade date) received and claims asserted with respect to the Pre-Closing ERCOT Settlements.

Section 6.21 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 10, Sellers will not, and will cause the Company, Sellers’ Affiliates, and the employees, representatives and agents of any of the foregoing not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchasers) relating to any transaction involving the sale of the Facility or the Company or any merger, consolidation or similar transaction involving the Company.

Section 6.22 Export Permit. From and after the Effective Date and continuing beyond the Closing, Sellers shall use commercially reasonable efforts to cause the Export Permit to be transferred from TECO EnergySource, Inc., to the Company.

Section 6.23 Performance Test. Sellers shall, promptly following completion of the repairs described in Section 6.19, perform the performance test described on Schedule 6.23 (the “Performance Test”). Sellers shall provide written notice of the Performance Test as required under Schedule 6.23; however, if proper written notice as so required is received by Purchasers and Purchasers fail to be present at the Facility to monitor such test, Sellers may conduct such test without any involvement of the Purchasers.

Section 6.24 Assigned Contracts. From and after the Effective Date, Sellers shall use commercially reasonable efforts to assign to the Company (or to an affiliate of Purchasers as requested in writing by Purchasers) the agreements listed on Schedule 6.24 (such agreements, the “Assigned Contracts”) upon Purchasers’ written request. Purchasers shall have the right to contact the counterparties to the Assigned Contracts to discuss assignments and amendments of the Assigned Contracts.

Section 6.25 Terminated Contracts. Within five (5) Business Days after the Effective Date, Sellers shall send a notice of termination under, and take any other action as may be necessary to terminate upon Closing (or as soon thereafter as possible), each of the agreements listed on Schedule 6.25.

Section 6.26 Revocation of Powers of Attorney. At the request of Purchasers no later than three (3) Business Days prior to Closing, effective as of the Closing, Sellers shall revoke any power or authority described in Schedule 4.22 that has not already been revoked.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Exclusive Remedy. Except as provided in Sections 3.3(b), 3.3(c), 3.5, and 6.6(g), and except for intentional fraud, (a) Sellers and Purchasers acknowledge that the indemnification provisions contained in this Article 7 shall be the exclusive remedy of both Sellers and Purchasers for any money damages arising out of or in connection with this Agreement, and (b) such indemnification provisions are exclusive and in lieu of any and all other rights and remedies for money damages which each of Sellers on the one hand, and each of the Purchasers on the other hand, may have under this Agreement or under applicable Law with respect to any claim (including any Indemnifiable Claim), whether at common law or in equity.

Section 7.2 Indemnification by Sellers.

(a) Purchaser Claims. Sellers, jointly and severally, will indemnify, defend and hold harmless the Purchasers and their respective parents and Affiliates, and each of their officers and directors, and

- 44 -	Purchase and Sale Agreement

successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (“Losses”), that are incurred by or awarded against any member of the Purchaser Group, including reasonable legal, accounting, and other expenses in connection therewith, which arise out of, are in connection with, or relate to, the following (collectively, “Purchaser Claims”):

(i) any material breach or violation of any covenant, obligation, or agreement of Sellers set forth in this Agreement;

(ii) any breach or inaccuracy of the representations or warranties made by Sellers in this Agreement or in any certificate delivered by Sellers at Closing;

(iii) a failure of a representation or warranty made by Sellers in this Agreement or in any certificate delivered by Sellers at Closing to be true and correct, where such failure does not constitute a breach of such representation or warranty but would constitute a breach of such representation or warranty if any limitation or qualification as to knowledge, materiality or a Material Adverse Effect set forth in such representation or warranty were disregarded;

(iv) if the Closing occurs, the Excluded Assets (including any Non-Transferred Excluded Matter); or

(v) if the Closing occurs, the Excluded Liabilities (including any Non-Transferred Excluded Matter).

(b) Limitations on Liability of Sellers. The aggregate cumulative damages to which the Seller Group shall be liable shall be limited as follows:

(i) with respect to Indemnifiable Claims arising under Section 7.2(a)(ii) or 7.2(a)(iii) and relating to Sections 4.7, 4.11, 4.13, 4.14, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.25, and 4.26, the aggregate cumulative damages of the Seller Group shall not exceed twenty five million Dollars (U.S.$25,000,000);

(ii) with respect to Indemnifiable Claims arising under Section 7.2(a)(ii) or 7.2(a)(iii) and relating to Sections 4.5, 4.6, 4.9 and 4.15, the aggregate cumulative damages of the Seller Group shall not exceed twenty five million Dollars (U.S.$25,000,000);

(iii) with respect to Indemnifiable Claims arising under Section 7.2(a)(ii), or 7.2(a)(iii) and relating to Sections 4.1, 4.2, 4.4, 4.8, 4.12, 4.16, and 4.17, the aggregate cumulative damages of the Seller Group shall not exceed one hundred percent (100%) of the Adjusted Purchase Price;

(iv) with respect to Indemnifiable Claims arising under Section 7.2(a)(ii) and Section 7.2(a)(iii) and relating to Section 4.3 and Section 4.10, the aggregate cumulative damages of the Seller Group shall not exceed one hundred and ten percent (110%) of the Adjusted Purchase Price;

(v) with respect to any Indemnifiable Claims arising under Section 7.2(a)(i), the aggregate cumulative damages of the Seller Group shall not exceed one hundred percent (100%) of the Adjusted Purchase Price; and

- 45 -	Purchase and Sale Agreement

(vi) except for (A) any Indemnifiable Claims arising under Sections 7.2(a)(iv) or (v), which shall not be subject to any limitation, and (B) any Indemnifiable Claims described in Section 7.2(b)(iv) above, which shall be subject to the limitation described therein, in no event shall the aggregate cumulative damages of the Seller Group under this Article 7 exceed (1) with respect to any Indemnifiable Claims for which a claim (including a contingent claim) is asserted within the first six (6) month period commencing on the Closing Date, one hundred and ten percent (110%) of the Adjusted Purchase Price, and (2) with respect to any Indemnifiable Claims for which a claim (including a contingent claim) is asserted after the first six (6) month period commencing on the Closing Date, one hundred percent (100%) of the Adjusted Purchase Price.

Section 7.3 Indemnification by Purchasers. Purchasers, jointly and severally, will indemnify, defend and hold harmless Sellers, their respective parents and Affiliates, and each of their officers and directors, and successors and assigns (collectively, the “Seller Group”), from and against any and all Losses, that are incurred by or awarded against any member of the Seller Group, including reasonable legal, accounting, and other expenses in connection therewith, which arise out of, are in connection with, or relate to, the following (collectively, “Seller Claims”):

(a) any material breach or violation of any covenant, obligation, or agreement of Purchasers set forth in this Agreement or in any certificate delivered by Purchasers at Closing;

(b) any breach or inaccuracy of any of the representations or warranties made by Purchasers in this Agreement in any certificate delivered by Purchasers at Closing;

(c) a failure of a representation or warranty (other than Section 5.9) made by Purchasers in this Agreement or in any certificate delivered by Purchasers at Closing to be true and correct, where such failure does not constitute a breach of such representation or warranty but would constitute a breach of such representation or warranty if any limitation or qualification as to knowledge or materiality set forth in such representation or warranty were disregarded;

(d) if the Closing occurs, the business of the Company, the design, construction, ownership, operation or use of any of the assets of the Company, including the Facility (but excluding the Excluded Assets), the failure to pay, perform or discharge any liabilities or obligations of the Company (but excluding the Excluded Liabilities) or any other matter relating to or arising out of the business of the Company, the design, construction, ownership, operation or use of any of the assets of the Company, including the Facility (but excluding the Excluded Assets), in each case relating to periods of time after the Closing Date; or

(e) if the Closing occurs, any failure to pay, perform, or discharge any liability or obligation of the Company or of any member of the Purchaser Group, whether as an assignee or not, that is guaranteed pursuant to any of the Seller Guaranties set forth on Schedule 6.18.

Except for any Indemnifiable Claims arising under Section 7.3(e), which shall not be subject to any limitation, in no event shall Purchaser Group’s total aggregate liability arising under this Article 7 exceed ten percent (10%) of the Adjusted Purchase Price.

Section 7.4 Notice of Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification under Section 7.2 or Section 7.3, respectively (but excluding any claims or disputes arising out of Pre-Closing ERCOT Settlements, which are addressed in Section 6.20(b)), such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss,

- 46 -	Purchase and Sale Agreement

liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.2 or Section 7.3. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

Section 7.5 Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitor will defend the Indemnitee against the matter with counsel of its reasonable choice, and the Indemnitee may retain separate co-counsel at its sole cost and expense (except that the Indemnitor will be responsible for the reasonable fees and expenses of the separate co-counsel in the event that the counsel selected by the Indemnitor cannot independently represent both the Indemnitee and the Indemnitor due to a conflict of interest). The Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnitor, which shall not be unreasonably withheld or delayed, and the Indemnitor will not consent to the entry of any judgment with respect to the matter or enter into any settlement, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed. If the Indemnitor does not assume the defense of Indemnitee in a reasonably timely manner, the Indemnitee may retain counsel, as an indemnification expense, to defend such claim, suit, judgment or matter, and Indemnitor may join the Indemnitee in the defense of such claim and shall be responsible for its own costs and expenses.

Section 7.6 Cooperation. The Party defending the Third Party Claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim and timely notices of and the right to participate (as an observer) in any hearing or court proceeding or any other proceeding relating to the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any reasonable expenses directly incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 7.7 Mitigation and Limitation of Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

(a) Reasonable Steps to Mitigate. The Indemnitee shall take all reasonable steps to mitigate all Losses relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this Article 7, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at a variable rate of interest equal to the “prime rate” as published in The Wall Street Journal from time to time during the applicable period.

- 47 -	Purchase and Sale Agreement

(b) Net of Benefits. Any Indemnifiable Claim shall be net of insurance recoveries.

(c) Minimum Claim. If the Closing occurs, Sellers shall have no liability or obligation to indemnify under Section 7.2(a)(ii) or Section 7.2(a)(iii), and Purchasers shall have no liability or obligation to indemnify under Section 7.3(b) or Section 7.3(c), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds three million Dollars (U.S.$3,000,000) (the “Threshold”), at which point all Losses actually suffered by such Party (including the Losses used to calculate the Threshold) shall be payable to such Party. For purposes of the foregoing, individual Indemnifiable Claims of fifty thousand Dollars (U.S.$50,000) (the “De Minimis Amount”) or less shall not be aggregated for purposes of calculating the Threshold or for calculating amounts once the Threshold has been reached; provided, however, that where a series of claims arises out of the same act, omission, fact or circumstance, such claims shall be aggregated for purposes of determining whether the De Minimis Amount has been exceeded. The Threshold and the De Minimis Amount shall not apply to any Indemnifiable Claims arising under Section 4.1, 4.2, 4.3, 4.4, 4.8, 4.16, or 4.17. Nothing in this Section 7.7(c) is intended to modify or limit a Party’s liability or obligation hereunder for other Indemnifiable Claims.

(d) Limitation on Damages. Neither the Seller Group nor the Purchaser Group shall be liable for any punitive, incidental, indirect, special, or consequential damages resulting from or arising out of any Indemnifiable Claims, including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Facility, except to the extent due on any Third Party Claim, and except to the extent due on any claim for which a member of (i) in the case of the Seller Group, the Purchaser Group or (ii) in the case of the Purchaser Group, the Seller Group, is otherwise entitled to indemnification hereunder.

Section 7.8 Manner of Payment. Except as otherwise provided herein, any indemnification of the Purchaser Group or the Seller Group pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from the Sellers, jointly and severally, or the Purchasers, jointly and severally, as the case may be, to an account(s) designated by the applicable Purchaser or Seller, as the case may be, within ten (10) days after the determination thereof. Any payment pursuant to this Article 7 shall be treated for Tax purposes as an adjustment to the Purchase Price.

ARTICLE 8

PURCHASERS’ CONDITIONS TO CLOSING

The obligations of Purchasers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent each of the Purchasers waives such fulfillment in writing:

Section 8.1 Compliance with Provisions. Sellers shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing, and Sellers’ Guarantor shall have performed or complied in all material respects with all covenants and agreements contained in Sellers’ Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

Section 8.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Partnership Interests contemplated hereby shall have expired or been terminated.

Section 8.3 Required Regulatory Approvals. Without limiting the generality of Sections 6.2 and 6.5, with respect to the purchase and sale of the Partnership Interests, each Purchaser shall have received all of Purchasers’ Required Regulatory Approvals described in clause (i) of the definition thereof. In the event that any

- 48 -	Purchase and Sale Agreement

such Purchaser Required Regulatory Approval requires any modification to this Agreement, any Ancillary Agreement executed by any Purchaser or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon the Purchasers’ ownership of the Company, then the Purchasers shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Ancillary Agreements and would, individually or in the aggregate, result in a Material Adverse Effect upon the Purchasers’ ownership of the Company or the operation of the Facility after the Closing.

Section 8.4 Representations and Warranties. The representations and warranties of Sellers set forth in Article 4 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Sellers set forth in Article 4 of this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing, in each case as though made on and as of the Closing (except in each case for such representations and warranties that expressly relate to an earlier time, which only must be true and correct as of such earlier time). The representations and warranties of Sellers’ Guarantor set forth in the Sellers’ Guaranty that are qualified with respect to materiality shall be true and correct, and the representations and warranties of Sellers’ Guarantor set forth in the Sellers’ Guaranty that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and on and as of the Closing.

Section 8.5 Officer’s Certificate. The Purchasers shall have received a certificate from each of the Sellers substantially in the form of Exhibit F, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.4 have been satisfied by Sellers.

Section 8.6 Material Adverse Effect. Subject to Section 6.7, since the Effective Date, no Material Adverse Effect shall have occurred and be continuing with respect to the Facility.

Section 8.7 [Intentionally Omitted]

Section 8.8 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Section 8.9 Receipt of Other Documents. Each of the Purchasers shall have received the following:

(a) Certificates of good standing with respect to each Seller, the Company and the Sellers’ Guarantor, each as of a recent date, issued by the pertinent government officials of its jurisdiction of formation, as well as a certified copy of the certificate of formation of the Company issued by the pertinent government officials of its jurisdiction of formation;

(b) Certified copies of the certificate of formation and limited liability company agreement of each of the Sellers, together with a certificate of the Secretary or an Assistant Secretary of such Seller, that none of such documents have been amended, as well as a copy of the Partnership Agreement, certified by the Secretary or an Assistant Secretary of the General Partner that such copy is true, correct and complete and that the Partnership Agreement has not been amended;

(c) Copies, certified by the Secretary or an Assistant Secretary of each of the Sellers and Sellers’ Guarantor, of resolutions of the respective governing boards of each of the Sellers and Sellers’ Guarantor authorizing the execution and delivery by each of the Sellers of this Agreement, the execution and delivery by each of the Sellers or Sellers’ Guarantor of the Ancillary Agreements to which it is a party, and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by such Seller or Sellers’ Guarantor in connection herewith;

- 49 -	Purchase and Sale Agreement

(d) A certificate of the Secretary or an Assistant Secretary of each of the Sellers and Sellers’ Guarantor, substantially in the form of Exhibit H, identifying the name and title and bearing the signatures of the officers of each of the Sellers and Sellers’ Guarantor authorized to execute and deliver this Agreement, and the officers of each of the Sellers or Sellers’ Guarantor authorized to execute and deliver each Ancillary Agreement to which such Seller or Sellers’ Guarantor, as applicable, is a party and the other agreements and instruments contemplated hereby;

(e) Documents, instruments and certificates reasonably requested by each Purchaser that are necessary to consummate the transactions contemplated herein, executed and delivered or caused to be executed and delivered by Sellers, Sellers’ Guarantor, or Affiliates thereof;

(f) All Ancillary Agreements executed and delivered by each of the Sellers or Affiliates thereof, as the case may be; and

(g) An instrument terminating the Facility Operating Agreement, and any other Intercompany Arrangements, executed and delivered by the Company and the Facility Operator or other Affiliate as necessary, substantially in the form of Exhibit I.

Section 8.10 Completion of CT1 Repairs. The repairs in respect of the CT1 Outage shall have been completed in accordance with Section 6.19.

Section 8.11 Successful Performance Test. Purchasers shall have accepted the results of the Performance Test in accordance with the provisions of paragraph 7 of Schedule 6.23.

Section 8.12 Assignment of Certain Contracts. Sellers’ shall have caused TECO EnergySource, Inc. to assign to the Company those Contracts listed on Schedule 8.12.

ARTICLE 9

SELLERS’ CONDITIONS TO CLOSING

The obligations of Sellers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of each of the following conditions, except to the extent each of the Sellers waives such fulfillment in writing:

Section 9.1 Compliance with Provisions. Each Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing, and Purchasers’ Guarantor shall have performed or complied in all material respects with all covenants and agreements contained in Purchasers’ Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

Section 9.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Partnership Interests contemplated hereby shall have expired or been terminated.

Section 9.3 Required Regulatory Approvals. Without limiting the generality of Sections 6.2 and 6.5, with respect to the purchase and sale of the Partnership Interests, each Seller shall have received all of Sellers’ Required Regulatory Approvals. In the event that any such Seller Required Regulatory Approval requires any modification to this Agreement, any Ancillary Agreement executed by any Seller, or the Transactions, or imposes any condition to the effectuation of the Transactions, then the Sellers shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not

- 50 -	Purchase and Sale Agreement

contemplated by this Agreement and the Ancillary Agreements and would, individually or in the aggregate, result in a material adverse effect on Sellers.

Section 9.4 Representations and Warranties. The representations and warranties of each of the Purchasers and the Purchasers’ Guarantor set forth in Article 5 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of each of the Purchasers and the Purchasers’ Guarantor set forth in Article 5 that are not so qualified shall be true and correct in all material respects, on and as of the Closing, in each case as though made on and as of the Closing (except in each case for such representations and warranties that expressly relate to an earlier time, which only must be true and correct as of such earlier time).

Section 9.5 Officer’s Certificate. Sellers shall have received a certificate from each of the Purchasers, substantially in the form of Exhibit J, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.4 have been satisfied by such Purchaser.

Section 9.6 [Intentionally Omitted]

Section 9.7 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

Section 9.8 Receipt of Other Documents. Sellers shall have received the following :

(a) Certificates of good standing with respect to each of the Purchasers and Purchasers’ Guarantor, each as of a recent date, issued by the pertinent government officials of its jurisdiction of formation;

(b) Certified copies of the certificate of incorporation and by-laws of each Purchaser, together with a certificate of a duly authorized officer of each of the Purchasers that none of such documents have been amended;

(c) Copies, certified by the Secretary or an Assistant Secretary of each of the Purchasers of resolutions of the respective governing boards of each of the Purchasers authorizing the execution and delivery by each of the Purchasers of this Agreement, the execution and delivery by each of the Purchasers of the Ancillary Agreements to which it is a party, and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by such Purchaser in connection herewith;

(d) A certificate of the Secretary or an Assistant Secretary of each of the Purchasers and the Purchasers’ Guarantor substantially in the form of Exhibit L, identifying the name and title and bearing the signatures of the officers of each of the Purchasers and the Purchasers’ Guarantor authorized to execute and deliver this Agreement, and the officers of each of the Purchasers and the Purchasers’ Guarantor authorized to execute and deliver each Ancillary Agreement to which such Purchaser or Purchasers’ Guarantor, as applicable, is a party and the other agreements and instruments contemplated hereby;

(e) Documents, instruments and certificates reasonably requested by Sellers that are necessary to consummate the transactions contemplated herein, executed and delivered or caused to be executed and delivered by each of the Purchasers; and

(f) All Ancillary Agreements executed and delivered by each of the Purchasers.

- 51 -	Purchase and Sale Agreement

ARTICLE 10

TERMINATION

Section 10.1 Rights to Terminate. To the extent set forth in Section 10.2 of this Agreement, this Agreement may be terminated as follows:

(a) By mutual written consent of each of the Sellers and each of the Purchasers, this Agreement may be terminated at any time prior to Closing.

(b) Either Sellers or Purchasers may terminate this Agreement after the occurrence of a Material Adverse Effect if such occurrence has not been cured or waived by the earlier of March 31, 2005 (the “Termination Date”) or the date thirty (30) days after receipt by the other Party of written notice from the terminating Party specifying with particularity such Material Adverse Effect, unless the Material Adverse Effect is the result of the material breach of this Agreement by the Party seeking to terminate.

(c) This Agreement shall terminate automatically if the Closing has not occurred by the Termination Date.

Section 10.2 Effect of Termination. If there has been a termination pursuant to Section 10.1, then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in Section 6.9 and in Articles 7 (with respect to any breaches that occurred prior to such termination), 10, and 11 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 7 (with respect to any breaches that occurred prior to such termination), and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of injunctive or other equitable relief to the extent that the same would otherwise be available to a Party hereunder.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement), and the Ancillary Agreements (including Purchasers’ Guaranty and Sellers’ Guaranty) contain the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

Section 11.2 Schedules. The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the provisions of Section 6.2(b) and the other requirements of this Agreement. Other than for purposes of determining whether Sellers have complied with the covenants in Section 3.1(b)(i) and 3.1(b)(ii), for purposes of determining whether Purchasers’ conditions set forth in Article 8 have been fulfilled or whether either Party has breached any representation, warranty, covenant or agreement herein, the Schedules shall be deemed to include only the information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any update, supplement or amendment thereto.

- 52 -	Purchase and Sale Agreement

Section 11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

Section 11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding, and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 11.5 Assignability. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefiting from the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, the Purchasers may grant to their lenders a security interest in their rights under this Agreement or assign (after Closing) their rights hereunder to any Person or Persons acquiring the Partnership Interests or the assets of the Company; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Purchasers to Sellers hereunder. Any assignment shall be conditioned on the assignee’s agreement in writing to assume the assigning Party’s duties and obligations under this Agreement and the Ancillary Agreements, subject to any and all restrictions, terms and conditions of the Material Facility Contracts. Any assignment effected in accordance with this Section 11.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements.

Section 11.6 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 11.7 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of Delaware without regard to conflicts of law doctrines except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.

Section 11.8 Dispute Resolution. Except for matters that are expressly to be resolved by the Independent Accounting Firm pursuant to Article 3 of this Agreement, any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement, any Ancillary Agreement (or any agreement delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving the Parties or their representatives (each a “Dispute”), that is not resolved by mutual agreement of the Parties or their representatives, as applicable, may be resolved by litigation consistent with the following. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM, OR PROCEEDING RELATING TO THIS AGREEMENT. With respect to any Dispute, each Party irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Delaware; and (ii) waives any objection which it may have at any time to the laying of venue of any Dispute brought in any such court, waives any claim that such Dispute has been brought in an inconvenient forum and further waives the right to object, with respect to such Dispute, that such court does not have any jurisdiction over such Party.

- 53 -	Purchase and Sale Agreement

Section 11.9 Notices. All notices, requests, demands, and other communications under this Agreement must be in writing and must be delivered in person or sent by mail, postage prepaid, facsimile, or by overnight delivery, and properly addressed as follows:

If to Sellers:

TPS TEJAS GP, LLC

702 N. Franklin Street

Tampa, Florida 33602

Attention: Sheila McDevitt, Senior Vice President and General Counsel

Tel: 813-228-1804

Fax: 813-228-1328

TPS TEJAS LP, LLC

702 N. Franklin Street

Tampa, Florida 33602

Attention: Sheila McDevitt, Senior Vice President and General Counsel

Tel: 813-228-1804

Fax: 813-228-1328

With copies to:

Squire, Sanders & Dempsey L.L.P.

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20044-0407

Attention: Alvaro J. Mestre

Tel: 202-626-6281

Fax: 202-626-6780

If to Purchasers:

Direct Energy Marketing Limited

25 Sheppard Ave W

15th Floor

Toronto, ON M2N 6S6

Attn: Senior Vice President and General Counsel—North America

Tel: 416-590-3615

Fax: 416-250-2982

with a copy to:

Direct Energy Marketing Limited

25 Sheppard Ave W

15th Floor

Toronto, ON M2N 6S6

Attn: Senior Vice President-Upstream Gas and Power Generation

Tel: 416-590-3462

Fax: 416-250-2977

- 54 -	Purchase and Sale Agreement

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.9 shall be effective upon receipt at the location set forth in this Section 11.9, if delivered personally, by overnight delivery, or by United States mail, postage prepaid, and if delivered by facsimile, upon completion of the transaction if a confirmation copy is sent the same day by overnight courier or messenger.

Section 11.10 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 11.11 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

Section 11.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 11.13 Waiver of Compliance. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 11.14 Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld or delayed, unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

Section 11.15 Survival. Notwithstanding anything to the contrary contained herein:

(a) The representations and warranties given or made by any Party in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of fifteen (15) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties contained in Section 4.15 shall survive the Closing for a period of thirty (30) months after the Closing Date, (ii) all representations and warranties relating to Taxes and Tax Returns (including for purposes of Section 6.6) shall survive the Closing and shall not expire until the expiration of the applicable statute of limitations plus any extensions or waivers thereof, and (iii) any representation or warranty as to which a claim (including a contingent claim) giving rise to an Indemnifiable Claim with respect to such representation or warranty shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled; and

- 55 -	Purchase and Sale Agreement

(b) the covenants and agreements of the Parties contained in this Agreement, including those set forth in Article 7, shall survive the Closing indefinitely, unless otherwise specified herein.

IN WITNESS WHEREOF, the each of the Sellers and each of the Purchasers have executed this Agreement as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

- 56 -	Purchase and Sale Agreement

SELLERS	PURCHASERS

TPS TEJAS GP, LLC	FRONTERA GENERATION GP, INC.

By:	By:
Name:	Name:
Title:	Title: Authorized Representative

TPS TEJAS LP, LLC		CENTRICA US HOLDINGS INC.

By:		By:
	Name:		Name:
	Title:		Title: Authorized Representative

Signature Page	Purchase and Sale Agreement